UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement.
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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12.

HOLOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLOGIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MARCH 4, 2009

TO THE STOCKHOLDERS OF HOLOGIC, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Hologic, Inc., a Delaware corporation (the “Company”), will be held on March 4, 2009 at 9:00 a.m., local time, at the offices of the Company, 35 Crosby Drive, Bedford, Massachusetts 01730 for the following purposes:

1. To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year.

2. To consider and act upon a stock option exchange program for eligible employees.

3. If submitted to a vote of Hologic stockholders, to consider and act upon an adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on January 16, 2009 as the record date. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

By order of the Board of Directors

Philip J. Flink, Secretary

Bedford, Massachusetts

January     , 2009

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

THANK YOU FOR ACTING PROMPTLY.

The information in this proxy statement is not complete and may be changed.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 4, 2009: The Proxy Statement, the Hologic Annual Report for the fiscal year ended September 27, 2008 and the Proxy Card are available at www.hologic.com.

HOLOGIC, INC.

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

March 4, 2009

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Hologic, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on March 4, 2009 at 9:00 a.m., local time, at our offices, 35 Crosby Drive, Bedford, Massachusetts 01730, or at any adjournments or postponements thereof. This proxy statement, the accompanying notice of the annual meeting and our annual report to stockholders are being mailed on or about January     , 2009 to all stockholders entitled to vote at the annual meeting.

Record Date

The Board of Directors has fixed the close of business on January 16, 2009 as the record date (the “Record Date”). Accordingly, only holders of record of our common stock, $.01 par value per share (“Common Stock”), as of the close of business on the Record Date will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. As of the Record Date, an aggregate of              shares of our Common Stock were issued and outstanding. The holders of our Common Stock are entitled to one vote per share on any proposal presented at the annual meeting.

Business to be Transacted

At the annual meeting, stockholders will act upon the following proposals:

1.	To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year.

2.	To consider and act upon a stock option exchange program for eligible employees.

3.	If submitted to a vote of Hologic stockholders, to consider and act upon an adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes for those proposals.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Board of Directors’ Recommendation for Voting on the Proposals

The Board of Directors recommends a vote “FOR” each of the nominees for director, a vote “FOR” the approval of the stock option exchange program and a vote “FOR” the adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the annual meeting.

Voting of Shares by Proxy

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the annual meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (1) filing with our

Secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a date later than the date of such proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the annual meeting or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the annual meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730, Attention: Secretary, at or before the taking of the vote at the annual meeting.

Quorum and Votes Required

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business at the annual meeting. Votes withheld from the nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the annual meeting is required for approval.

An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposals to elect directors, to approve the stock option exchange program and to adjourn the annual meeting.

The persons named as the proxies, John W. Cumming and Glenn P. Muir, were selected by the Board of Directors and are our officers. All properly executed proxies returned in time to be counted at the annual meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee’s name in the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to approve a stock option exchange program and to adjourn the annual meeting, all as further described in this proxy statement. All proxies will be voted in accordance with the stockholders’ instructions, and if no choice is specified, the enclosed proxy card (or any signed and dated copy thereof) will be voted in favor of the matters set forth in the accompanying notice of annual meeting of stockholders.

Other Business

The Board of Directors knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, shares represented by all proxies received by our Secretary will be voted with respect thereto in accordance with the judgment of the persons named as the proxies.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nine (9) directors are to be elected at the annual meeting. Our Board of Directors (referred to herein as the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the persons listed below for election as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees named below. All nominees are currently our directors. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board to fill the vacancy. Each nominee has consented to serving as a director if elected. The proposed nominees are being nominated in accordance with the provisions of our bylaws, and not pursuant to any other arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

Vote Required

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the annual meeting. Abstentions and broker non-votes will not have any effect on this proposal.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the nominees listed below.

Set forth below is certain biographical information regarding the nominees as of January 11, 2009:

Name	Age	Position	Director Since
John W. Cumming	63	Chairman of the Board and Chief Executive Officer	2001
Robert A. Cascella	54	President, Chief Operating Officer and Director	2008
Glenn P. Muir	49	Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Director	2001
Sally W. Crawford (4)	55	Director	2007
David R. LaVance, Jr. (1)(2)(3)(4)(5)	54	Director	2002
Nancy L. Leaming (3)(4)	61	Director	2003
Lawrence M. Levy (1)(2)(3)	70	Director	2005
Elaine S. Ullian (1)(4)	61	Director	2007
Wayne Wilson (2)(3)(4)	59	Director	2007

(1)	Member of our Nominating and Corporate Governance Committee
(2)	Member of our Corporate Development Committee
(3)	Member of our Audit Committee
(4)	Member of our Compensation Committee
(5)	Lead Independent Director

Mr. Cumming was appointed as Chairman of the Board in May, 2008. He has served as the Company’s Chief Executive Officer and director since July 2001. From November 2002 until October 2007, Mr. Cumming also served as our Chairman. Mr. Cumming served as our President from July 2001 through September 2003. Prior to July 2001 and since joining our company, Mr. Cumming held the position of Senior Vice President and President, Lorad. Prior to joining us, Mr. Cumming served as President and Managing Director of Health Care Markets Group, a strategic advisory and investment banking firm that he founded in 1984.

Mr. Cascella was elected to our Board on June 24, 2008. He joined us in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Prior to joining us, from 1998 to 2003, Mr. Cascella was a managing partner of CFG Capital LLC, an investment banking firm specializing in healthcare. Prior to joining CFG Capital, from 1995 to 1998, Mr. Cascella was Chief Operating Officer and Vice President of Finance for NeoVision Corporation, a developer of 3D ultrasound technology used for real-time guidance of interventional breast procedures. Mr. Cascella received a B.S. in Finance from Fairfield University in 1978.

Mr. Muir, a certified public accountant, was appointed to our Board in July 2001, and has held the positions of Executive Vice President, Finance and Administration and Treasurer since September 2000. Prior to that, Mr. Muir served as our Vice President of Finance and Treasurer since February 1992 and Controller since joining us in October 1988. Mr. Muir has been our Chief Financial Officer since 1992. Mr. Muir received an M.B.A. from the Harvard Graduate School of Business Administration in 1986.

Mr. LaVance has been one of our directors since December 2002 and was elected lead independent director by our Board in 2008. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in biosciences fields. From 1995 to 1997, Mr. LaVance was Managing Director for KPMG Health Ventures, leading the life sciences consulting practice of the KMPG accounting firm. Since 2003, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation (SCVM.OB) (previously known as Medi-Hut Co., Inc.).

Ms. Leaming has been one of our directors since September 2003. Ms. Leaming, an independent consultant, was the Chief Executive Officer and President of Tufts Health Plan, a provider of healthcare insurance, from 2003 to 2005. Prior to that, Ms. Leaming served as Tufts Health Plan’s President and Chief Operating Officer from 1998 to 2003, the Chief Operating Officer from 1995 to 1998 and the Chief Operating Officer/Chief Financial Officer from 1986 to 1995. Ms. Leaming currently serves as chair of the Board of the American Red Cross of Massachusetts Bay and as a director of Edgewater Technology, Inc., The Jacobson Group, the Massachusetts Taxpayer Foundation, Biogen Idec Inc. (BIIB) and the Boston Chamber of Commerce.

Mr. Levy has been one of our directors since December 2005. Mr. Levy has been Senior Counsel at Brown Rudnick LLP, an international law firm, since February, 2005 and, for more than 30 years before that, had been a Partner at Brown Rudnick, specializing in Corporate and Securities Law. Mr. Levy served as our Secretary from our formation in 1985 until December 2005. Mr. Levy is also a director of Option N.V. of Belgium, Scivanta Medical Corporation and the Facing History and Ourselves National Foundation. Mr. Levy received a B.A. from Yale University and a LLB from Harvard Law School.

Ms. Ullian has been one of our directors since October 22, 2007. Since 1996, Ms. Ullian has served as President and Chief Executive Officer of Boston Medical Center, the successor of Boston University Medical Center Hospital. In April 1994, Ms. Ullian was appointed President and Chief Executive Officer of Boston University Medical Center Hospital. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. She holds two academic appointments: Associate Professor at Boston University School of Medicine; lecturer at Harvard University School of Public Health. Ms. Ullian also serves as a director of Vertex Pharmaceuticals and ThermoFisher Scientific. Ms. Ullian had previously served as one of our directors from 1996 to 2003.

Ms. Crawford became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since January 1998. From April 1985 until January 1997, Ms. Crawford served as Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company’s Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. Ms. Crawford serves as a director of Universal American, Exact Sciences Corporation, CombinatoRx, Inc. and Insulet Corporation (PODD).

Mr. Wilson became one of our directors effective upon our merger with Cytyc on October 22, 2007, having previously served as a director of Cytyc since July 2003. A certified public accountant, Mr. Wilson has been an independent business advisor since September 2002. From January 1998 to September 2002, Mr. Wilson served as President and Chief Operating Officer and from August 1995 to January 1998, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer, of PC Connection, Inc., a direct marketer of information technology products and services. From June 1986 to August 1995, he was a partner in the Assurance and Advisory Services practice of Deloitte & Touche LLP. Mr. Wilson also serves as a director of Edgewater Technology, Inc. and ARIAD Pharmaceuticals, Inc.

EXECUTIVE OFFICERS

The names of our executive officers, who are not directors, along with certain biographical information furnished by them, are set forth below:

Name	Age	Title
John R. Pekarsky	55	Senior Vice President, Sales and Strategic Accounts
Jay A. Stein	66	Chairman Emeritus and Chief Technical Officer
Howard B. Doran, Jr.	48	Senior Vice President, Diagnostics
Stuart A. Kingsley	45	Senior Vice President, GYN Surgical
Peter K. Soltani	48	Senior Vice President, Breast Health
Mark J. Casey	45	Senior Vice President, General Counsel and Assistant Secretary

Executive officers are chosen by and serve at the discretion of our Board of Directors.

Mr. Pekarsky joined us in September 2000 in connection with the acquisition of the mammography assets of Trex Medical where he served as Vice President, National Accounts. In August 2002, Mr. Pekarsky was appointed as our Senior Vice President, Sales and Strategic Accounts. From February 1998 to September 2000, Mr. Pekarsky served in a number of enterprise and national account roles at Trex Medical. Prior to joining Trex Medical, Mr. Pekarsky was employed with CTI PET Systems from October 1996 to February 1998 and with Siemens Medical Systems from January 1984 to October 1996 serving in a variety of sales and sales management roles. Mr. Pekarsky received a Master of Public Health degree in Health Services Administration from the University of Pittsburgh.

Dr. Stein, a co-founder, Chairman Emeritus and the Chief Technical Officer of the Company, has served as Executive or Senior Vice President, Chief Technical Officer and a director of the Company since its organization in October 1985 and served as Chairman of the Company’s Board from June 2001 to November 2002. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of nineteen patents involving X-ray technology.

Mr. Doran joined us in October 2007 in connection with our merger with Cytyc. Mr. Doran is our Senior Vice President, Diagnostics responsible for managing our diagnostics line of business. Prior to joining us, Mr. Doran joined Cytyc in 1997 as an account executive and has held several senior sales and marketing positions at Cytyc. Since 2004 he has served as Vice President of Cytyc Diagnostic Products. Prior to joining Cytyc, Mr. Doran was an account manager at Sage Products, an international company specializing in innovative healthcare/laboratory products. He holds a B.A. from West Chester (Pennsylvania) University.

Mr. Kingsley joined us in October 2007 in connection with our merger with Cytyc. Mr. Kingsley is our Senior Vice President, GYN Surgical, responsible for managing our GYN surgical line of business. Prior to joining us, Mr. Kingsley served Cytyc as President, Cytyc Diagnostic Products division and Senior Vice President since July 2006. Mr. Kingsley was Partner and Associate with McKinsey & Company, Inc. from November 1991 to July 2006.

Dr. Soltani joined us in November 2000 as Vice President and General Manager of Direct Radiography Corp. and served as such until September 30, 2007, when he was appointed to manage our Breast Health line of business. He currently serves as Senior Vice President, Breast Health. Prior to joining us, Dr. Soltani served as General Manager, NDT Business Group, Digital Systems at AGFA Corporation from 1999 to November 2000. From 1994 to 1999, Dr. Soltani served as General Manager, Imaging Systems Division of Liberty Technologies, a division of Crane Nuclear, Inc. Prior to joining Liberty Technologies, Dr. Soltani was with Quantex Corporation, serving as Vice President, Technology from 1992 to 1994, Director, Product Development from

1990 to 1992 and as a Senior Staff Scientist from 1986 to 1990. Dr. Soltani is the principal author or co-author of a number of patents related to digital imaging technologies and has published numerous articles on digital imaging. Dr. Soltani received a Ph.D. in Materials Engineering from the University of Maryland in 1994.

Mr. Casey joined us in October 2007 in connection with our merger with Cytyc. Mr. Casey is our Senior Vice President and General Counsel. Prior to joining us, Mr. Casey joined Cytyc in 2002 as Assistant General Counsel and Chief Patent Counsel and most recently held the position of Vice President, Deputy General Counsel and Chief Patent Counsel. Prior to joining Cytyc, Mr. Casey served as an attorney for Boston Scientific from 1998-2002 and EMC Corporation from 1996-1998. Mr. Casey joined Digital Equipment Corporation’s (DEC) law department in 1992, where he served until 1996. Prior to this, Mr. Casey held various engineering positions with DEC and AT&T Network Systems from 1985 through 1992. Mr. Casey received a B.S. in Electrical Engineering from Syracuse University and a J.D. from Suffolk University.

GOVERNANCE OF OUR COMPANY

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. The Board is composed of a majority of “independent” directors, and all of the committees are composed entirely of “independent” directors, as such term is defined in the listing standards of The Nasdaq Stock Market. The Board has determined that the following directors are “independent,” according to the above definition: Nancy Leaming, David LaVance, Lawrence Levy, Elaine Ullian, Sally Crawford and Wayne Wilson. In addition, the Audit Committee is composed entirely of “independent” directors as such term is defined in Section 10A(m)(3) of the Securities Exchange Act of 1934. In making its independence determination with respect to Mr. Levy, the Board considered Mr. Levy’s position as senior counsel at Brown Rudnick, a law firm to whom we paid more than $200,000 in legal services during fiscal year 2008. Because Mr. Levy does not perform any legal services on behalf of the Company in his capacity as senior counsel at Brown Rudnick and does not derive any compensation from Brown Rudnick based upon fees paid by the Company to Brown Rudnick, the Board concluded that this relationship would not interfere with the ability of Mr. Levy to be independent from management and to act in our best interests and the interest of our stockholders.

The Board has adopted a charter for each of the four standing committees that address the make-up and functioning of such committee. The Board has also adopted a code of business conduct and ethics that applies to all of our employees, officers and directors.

The Nominating and Corporate Governance Committee of the Board is responsible for recommending a candidate for the position of Lead Independent Director from the independent members of the Board. The independent directors (acting by a vote of the majority of independent directors then serving on the Board) shall be responsible for approving and appointing the Lead Independent Director. The Lead Independent Director will be elected at least once on an annual basis, generally at the Board meeting in conjunction with each annual meeting of stockholders and such election and service will occur and continue during any period of time, and only so long as the Chairman of the Board is not an “independent” Board member under Nasdaq regulations. Currently Mr. LaVance is designated as the Lead Independent Director. A written charter adopted by the Board establishes the authority and responsibilities of the Lead Independent Director. They include:

•

advise and consult with the Chairman, senior management and the Chairperson of each committee of the board, as to the appropriate information, agendas and schedules of Board and Board committee meetings;

•	advise and consult with the Chairman and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chairman and the Board the retention of advisers and consultants to report directly to the Board;

•	call meetings of the Board or executive sessions of the independent directors;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors;

•	serve as principal liaison between the independent directors, and the Chairman and senior management, on sensitive issues;

•	coordinate with the independent directors in respect of each of the foregoing; and

•	preside over meetings of the Board when the Chairman is not present.

Meetings of the Board of Directors and its Committees

The Board met twenty three (23) times during the fiscal year ending September 27, 2008 and each of our directors attended at least 75 percent of the total number of meetings of the Board and all committees of the Board on which he or she served.

Nomination of Directors

As provided in its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors. The Nominating and Corporate Governance Committee seeks to identify director candidates and may rely on input provided by a number of sources, including (1) the Nominating and Corporate Governance Committee members, (2) our other directors or officers, (3) our stockholders and (4) third parties such as professional search firms. In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders provided such recommendations are submitted in accordance with the procedures set forth below. In order to provide for an orderly and informed review and selection process for director candidates, our Board has determined that stockholders who wish to recommend director candidates for consideration by the Nominating and Corporate Governance Committee must comply with the advance notice provisions and other requirements of Section 1.4 of our bylaws, as if such recommendation were a nomination. Except as set forth in the next sentence, this notification must be received by us not earlier than November 4, 2009 and not later than December 4, 2009 and, and must provide information about the nominee’s qualifications for Board membership and other information required by the bylaws. In the event that the number of directors to be elected to the Board is increased effective at the annual meeting and there is no public announcement by the Company naming the nominees for the additional directorship at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will also be considered timely, only with respect to nominees for the additional directorships, if it shall be delivered not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company. Stockholders who intend to recommend a director candidate to the Nominating and Corporate Governance Committee for consideration are urged to obtain and thoroughly review a copy of our bylaws. To obtain a copy of our bylaws, stockholders should contact Hologic, Inc., Investor Relations, at 35 Crosby Drive, Bedford, MA 01730.

All candidates submitted by stockholders will be evaluated by the Nominating and Corporate Governance Committee in the same manner as all other director candidates.

Audit Committee

The Audit Committee is responsible for assisting our Board in the oversight of (i) our financial reporting process, accounting functions and internal controls and (ii), the qualifications, independence appointment, retention, compensation and performance of our independent auditors, and our internal financial and accounting controls. In addition, the Audit Committee, among other things, reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

A copy of the written charter of the Audit Committee is publicly available on the Company’s website at www.hologic.com. None of the current members of the Audit Committee are employees of our company and our Board has determined that each member of the Audit Committee is independent (as independence is defined in the current listing standards of the Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934). The Audit Committee met ten (10) times during fiscal year 2008. Ms. Leaming and Messrs. Wilson, LaVance and Levy are the current members of the Audit Committee, and Ms. Leaming serves as Chairperson.

Audit Committee Financial Expert. The Board has determined that each of Messrs. Wilson and LaVance and Ms. Leaming qualify as an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K, and “independent” for purposes of current listing standards of The Nasdaq Stock Market and Section 10A(m)(3) of the Securities Exchange Act of 1934.

Compensation Committee

The primary functions of the Compensation Committee include (i) reviewing and approving the compensation for each of our officers who is a “named executive officer” as defined in Item 402(a) of Regulations S-K and such other of our senior officers as the Compensation Committee deems appropriate, (ii) evaluating the performance of the Chief Executive Officer, the other of our “named executive officers” and such other of our senior officers as the Committee deems appropriate as it relates to their compensation, (iii) overseeing the administration and the approval of grants and terms of equity awards under our equity-based compensation plans, which may include the delegation of authority to our Chief Executive Officer for the purpose of issuing equity incentives to our non-executive officers, and (iv) recommending compensation for members of the Board and each Committee thereof, for review and approval by the Board. In fiscal 2006, the Compensation Committee delegated limited authority to Jack Cumming, our Chief Executive Officer, as a special stock option committee, to award incentives to non-executives.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.hologic.com. The Compensation Committee met thirteen (13) times during fiscal year 2008. Messrs. LaVance and Wilson and Ms. Crawford, Ms. Leaming and Ms. Ullian are the current members of the Compensation Committee, and Ms. Crawford serves as Chairperson.

Compensation Committee Interlocks and Insider Participation The current members of the Compensation Committee are Ms. Crawford, Ms. Ullian, Ms. Leaming and Messrs. LaVance and Wilson. No member of the Compensation Committee is or has ever been an executive officer or employee of our company (or any of its subsidiaries), and no “compensation committee interlocks” existed during fiscal year 2008.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending to the Board potential candidates to be nominated for election or appointment as our directors as well as consideration of issues relating to the corporate governance of our company, including periodically reviewing our corporate governance guidelines, reviewing and recommending to the Board any changes to the committee charters, recommending the membership and chair of our Board committees and leading the succession planning process for our executive officers. The Nominating and Corporate Governance Committee also considers suggestions regarding possible candidates for director as described above under “Nomination of Directors.”

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on our website at www.hologic.com. The Nominating and Corporate Governance Committee met six (6) times during fiscal year 2008. Ms. Ullian, who was appointed to the Nominating and Corporate Governance Committee

on December 9, 2008, and Messrs. Levy and LaVance are the current members of the Nominating and Corporate Governance Committee, and Mr. LaVance serves as Chairperson.

Corporate Development Committee

The Corporate Development Committee was formed in September 2004 to assist the Board in its oversight of strategic transactions and to assist management in reviewing and evaluating strategic transactions. The primary functions of the committee include (i) assisting management and our Board in its oversight of strategic transactions, (ii) assisting management and our Board in reviewing and evaluating strategic transactions, and (iii) reporting to the Board on the status of strategic transactions.

The Corporate Development Committee’s written charter is publicly available on our website at www.hologic.com. The Corporate Development Committee met five (5) times during fiscal year 2008. Messrs. LaVance, Wilson and Levy are the members of the Company’s Corporate Development Committee. Mr. Levy serves as Chairperson.

Code of Ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have, as a part of our Code of Business Conduct, adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer and controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our website at www.hologic.com. We intend to satisfy the disclosure requirement under Item 5.05 of our Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of this code by posting such information on our website, at the address specified above.

Attendance by Directors at the Annual Meeting of Stockholders

Our Board has scheduled a Board meeting in conjunction with the annual meeting of stockholders. Our directors are encouraged to attend the annual meeting of stockholders on March 4, 2009. All directors then serving on our Board attended the annual meeting of stockholders held on March 11, 2008.

Stockholder Communications with the Directors

Stockholders may contact our Board of Directors and committees thereof by writing to them c/o Investor Relations, Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730. All communications directed to our Board of Directors or a committee thereof will be delivered to our Board of Directors or the appropriate committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides narrative disclosure regarding the compensation plans, programs and arrangements we employed for our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), Patrick J. Sullivan, formerly our Executive Chairman and Chairman of the Board of Directors, who resigned as an officer and director of the Company effective May 20, 2008, and our three other most highly compensated executive officers during our 2008 fiscal year, as determined under the rules of the SEC (collectively called our “named executive officers”).

Who oversees our executive compensation plans, programs and arrangements?

The compensation and benefit programs for our senior executives and our equity-based incentive compensation plans are overseen by the Compensation Committee (the “Committee”) of our Board. Committee

membership is determined by our Board and, consistent with the listing requirements of the Nasdaq Global Select Market as well as Section 162(m) of the Internal Revenue Code (the “Code”), the Committee is composed entirely of independent, non-employee members of the Board. At the beginning of our 2008 fiscal year, the Committee was comprised of David R. LaVance, Jr., Irwin Jacobs, Arthur G. Lerner and Nancy L. Leaming, with Mr. LaVance serving as Chairperson. In connection with our business combination with Cytyc, Mr. Jacobs and Dr. Lerner retired from the Board and from the Committee effective October 22, 2007. As of October 22, 2007, Ms. Crawford assumed the role of Chairperson of the Committee, and the Committee is now comprised of Ms. Crawford, Ms. Leaming, Ms. Ullian, and Messrs. LaVance and Wilson.

Ms. Crawford, Ms. Ullian and Mr. Wilson, all of whom became members of our Board and the Committee at the time of our business combination with Cytyc, made no determinations with respect to the establishment of the base salaries of Messrs. Cumming, Cascella, Muir, Stein & Soltani for our 2008 fiscal year as these determinations were made prior to October 22, 2007.

The Committee’s responsibilities are specified in the Committee’s charter. The Committee meets regularly throughout the year. The Chairperson regularly reports on Committee actions and recommendations at full meetings of our Board. At Committee meetings, non-Committee members of the Board and others such as the CEO, the Chief Financial Officer, the Chief Operating Officer, the Senior Vice President of Human Resources and other senior human resource employees, legal officers or external consultants or counsel, may be invited to provide information, respond to inquiries of the Committee and generally provide support to the Committee. The Committee also works directly with senior employees in our human resources department.

John W. Cumming, our Chief Executive Officer, reviewed the performance and compensation of Robert A. Cascella, our President and Chief Operating Officer and Glenn P. Muir, our Chief Financial Officer, and with the Committee. Messrs. Cumming, Cascella and Muir collectively review the performance and compensation of the other named executive officers and other members of senior management. None of these officers participates in the deliberations of the Committee regarding his own performance and compensation.

Patrick J. Sullivan, formerly our Executive Chairman and Chairman of the Board of Directors, who resigned as an officer and director of the Company effective May 20, 2008, reviewed the performance and compensation of the executive officers of Cytyc for calendar year 2007 with the Committee. Mr. Sullivan did not participate in the deliberations of the Committee regarding his own performance and compensation.

Mr. Muir is responsible for providing input relating to the financial targets to be established for our short-term incentive plan described below, and for presenting data and analysis regarding the impact of the executive compensation programs on our financial performance.

Messrs. Cumming, Muir and Cascella further assist the Committee by providing their collective input on:

•	the overall size of the company’s bonus pool available for awards under our short-term incentive plans;

•	the size and scope of our long-term incentive plans;

•	the establishment of the short-term financial and non-financial performance goals that are used as benchmarks in many of our compensation plans; and

•	the compensation program’s ability to attract, retain and motivate the level of executive talent necessary for our continued success.

What are our compensation principles?

We are a developer, manufacturer and supplier of medical imaging systems and diagnostic and surgical products focused on the healthcare needs of women. Due in large part to the consummation of our business combination with Cytyc in October of 2007, we grew from a company of approximately 1,600 employees at the beginning of our 2007 fiscal year to a company of nearly 4,000 employees as of the end of our 2008 fiscal year, and added 20 senior level executives during that time. In order to adequately address this growth and to rationalize the compensation principles and practices employed by the two companies, we completed a comprehensive review of our compensation policies and practices during our 2007 fiscal year. As a result of this review, we established the guiding principles and objectives of our compensation policy and during our 2008 fiscal year implemented a number of key changes in our compensation policies, including the establishment of higher base salary levels and a return to the granting of stock options and restricted stock units as a meaningful component of long-term incentive compensation.

The healthcare industry in general, and the markets in which our products compete, are highly competitive and characterized by continual change and improvement in technology. Many of our competitors and potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products. We also compete for personnel with earlier stage companies that may offer attractive growth and equity compensation opportunities. Our ability to compete effectively in the markets within which we operate depends to a large extent on our success in identifying, recruiting, developing and retaining key management personnel.

A key element of our human resource strategy is the design and implementation of compensation plans, programs and arrangements that:

•	provide a comprehensive approach to executive compensation;

•	provide competitive and differentiated levels of pay based on corporate and individual performance;

•	help attract and retain superior executive talent; and

•	reinforce the alignment of the interests of the members of our executive management team with those of our stockholders.

Compensation Committee decisions are guided by the following basic principles:

Pay for performance — We believe that our compensation plans should motivate high performance among our executive officers within an entrepreneurial, incentive-driven culture. We believe that compensation levels should reflect both our short-term and long-term performance objectives. With respect to our short-term performance, we believe that our compensation plans should provide the flexibility to reflect the extent to which goals are missed, met, or exceeded, while taking into account an individual’s ability to directly influence company results. We believe that employees should receive increased compensation for superior performance and their compensation should be reduced if they underperform. We believe that with respect to our long-term performance, rewards realized under our long-term equity compensation plans should be driven largely by shareholder value;

Support our business strategy — We aim to design compensation plans that align compensation objectives with our business strategies and that enable a focus on creating sustainable, long-term growth and stockholder value;

Pay competitively — We aim to establish overall target compensation (compensation received when achieving expected results) that is competitive with that being offered to individuals holding comparable positions and producing similar results at other public companies with which we compete for business and talent; and

Focus on total compensation — We seek to use a mix of all available compensation components including base salary, annual incentives, long-term incentives, benefits and perquisites, in designing competitive compensation packages.

Over time, we believe these principles will help us to successfully identify, recruit, develop and retain talented employees who are committed to our success.

What are our executive compensation objectives?

Consistent with the basic principles of our compensation philosophy, the Committee’s compensation decisions with respect to our executive officers are guided by the following objectives, each of which is designed to facilitate our long-term success:

Drive superior performance — Our compensation plans for executive officers are designed to encourage our leaders to achieve and exceed established performance targets;

Focus on long-term success — Our compensation plans for executive officers include a variety of long-term incentive plans designed to encourage executives to focus on our long-term success and the creation of lasting stockholder value; and

Retain key executives — Our compensation plans for executive officers are focused on enabling the retention of those executives who have demonstrated superior talent and performance and whose continued employment is crucial to our future success.

What components comprise our executive compensation programs?

The Committee determines the elements of our executive compensation program and has selected the following elements (discussed in detail below) to promote our pay-for-performance philosophy and compensation program goals and objectives:

Short-Term Compensation Elements

Element	Role and Purpose
Base Salary	Attract executives and reward their skills and contributions to the day-to-day management of our company.

Short-Term Incentive Plan (Cash Bonus)	Motivate the attainment of annual financial, strategic, operational and individual goals aimed at achieving long-term value creation by paying bonuses determined by the achievement of specified performance target while providing the Committee the discretion to award a meaningful component over total cash compensation based on its own assessment of company and individual performance levels.

Long-Term Compensation Elements

Element	Role and Purpose
Stock Option and Restricted Stock Unit Awards	Align executive interests with the interests of our stockholders and create accountability for executives to enhance stockholder value. It is the Committee’s intent to limit the number of shares we grant as long-term incentive awards to between 1.5% and 2% of our outstanding common stock during any fiscal year.

Supplemental Executive Retirement Plan	Promote long-term retention by providing that the company’s contributions to the SERP vest over a three year period.

Retention, Severance and Change of Control Agreements	Promote long-term retention. Change of control agreements help align interests of executives with stockholders during the negotiation of a potential change of control transaction.

Benefits

Element	Role and Purpose
Employee Benefit Plans and Perquisites	Promote financial security and provide other benefits commensurate with those offered by peer group companies.

The Committee has not adopted a formal policy for allocating between the various components of our compensation program but rather seeks to allocate the compensation of our named executive officers in a manner designed to achieve total compensation in line with the benchmarks established by reference to the compensation practices of companies in our peer group.

How does the Committee determine the forms and amounts of compensation?

The Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities and our historical and anticipated future financial performance.

The Committee retains a compensation consultant

The Committee has engaged DolmatConnell & Partners Inc. (the “Compensation Consultant”), an independent compensation consultant, in order to assist the Committee in the discharge of its duties. The Compensation Consultant does not perform any services for us other than for the Committee, and the Committee retains the right to terminate or replace the Compensation Consultant at any time.

During our 2007 fiscal year, the Compensation Consultant completed a comprehensive review of our compensation policies and practices in order to assist the Committee in establishing the guiding principles and objectives of our overall compensation policy for our 2008 fiscal year. During our 2008 fiscal year, the Compensation Consultant provided the Committee with:

•	a comprehensive review of our executive compensation philosophy and strategy, including revisiting the peer group companies and the criteria for selecting peers;

•	market survey data;

•	advice regarding competitive levels of executive base salaries, annual performance incentive awards, annual equity awards, executive benefits and perquisites;

•	tally sheets disclosing our executive officers’ compensation; and

•	support for the preparation of our disclosure in this proxy statement.

The Committee compares our compensation plans to those provided by the competitors in our peer group

A key task undertaken by the Compensation Consultant is to assist the Committee in constructing a tailored group of peer companies to enable the Committee to benchmark the elements of the total direct compensation (base salary, bonus and all long-term incentive plan benefits) paid to our named executive officers. The Committee sought to establish a peer group representing a broad, but reasonable, range of companies for comparison based on the following factors:

•	Similarities in revenue levels and size of market capitalization;

•	Similarities to the industries within which we operate;

•	The generally overlapping labor market for top management talent; and

•	Our status as a publicly-traded, U.S.-based firm.

Based upon these factors, the following companies were originally selected as our peer group in September 2007 (after taking into account our projected revenues following our business combination with Cytyc):

Allergan, Inc.	Beckman Coulter, Inc.	Biogen Idec, Inc.

Biomet, Inc.	C.R. Bard, Inc.	Celgene Corp.

Dade Behring Holdings, Inc.	DENTSPLY International, Inc.	Forest Laboratories

Genzyme Corp.	Kinetic Concepts, Inc.	Medimmune, Inc.

Millipore Corp.	Pharmaceutical Product Development, Inc.	Sepracor Inc.

St. Jude Medical, Inc.	Varian Medical Systems, Inc.	Waters Corp

The compensation paid to executive officers at the peer group companies listed above was used as a benchmark to assist the Committee in establishing base salary levels for our 2008 fiscal year.

At the request of the Committee, the Compensation Consultant periodically reviews our peer group and reports its findings and recommendations. The Committee then reviews the recommended peer group based on the factors outlined above. In June 2008, the Committee reviewed the composition of our peer group, and as a result removed Medimmune, Inc. from the peer group as a result of its acquisition by AstraZeneca in 2007 and Biomet, Inc. as a result of being acquired by private equity firms and added Charles River Laboratories International, Inc. and Invitrogen Corp. The short-term and long-term compensation awarded to executive officers at peer group companies as adjusted in response to the June 2008 peer group review was used as a benchmark to assist the Committee in establishing short-term incentive plan awards for our 2008 fiscal year and in establishing long-term incentive plan grants made in November 2008 with respect to our 2009 fiscal year.

The Committee determines target levels for executives’ base pay, short-term incentive pay, long-term incentive pay, and equity awards relative to benchmark data gathered from publicly available compensation information for executives at peer group companies and survey data from a broader index of comparable public companies. The targets for our 2008 fiscal year were as follows:

Compensation Component	Target Percentile
Base Salary	50th to 75th
Short-Term Target Incentive Compensation	50th to 70th
Equity Target Awards	50th to 70th

The targets levels listed above were established at or above the 50% level as a result of the Committee’s determination that the establishment of highly competitive pay packages was of critical importance in achieving our goal of retaining key executives during the process of the integration with Cytyc and in recognition of the difficult challenges facing our executives during the integration process, our historical growth rate and our overall performance as compared to peer group companies. While the Committee attempts to base compensation decisions on the most recent market data available, it also recognizes that it must be flexible and retain discretion with respect to all elements of our compensation program.

The Committee uses tally sheets

At the beginning of our 2008 fiscal year, the Committee and our Board reviewed compensation information relating to each of our named executive officers provided on individualized tally sheets which set forth the total direct compensation payable to these senior executives. These tally sheets also provide a breakdown of each of the various elements comprising a named executive officer’s compensation, including cash compensation (base salary and bonus), long-term incentive compensation (stock options and restricted stock units), and benefits payable under the company’s Senior Executive Retirement Plan, or SERP. The information presented on the tally sheets demonstrates the variance in annual compensation levels with respect to each named executive officer, and allows the Committee to review the total direct compensation payable to each named executive officers. In conducting its review of the tally sheets for our 2008 fiscal year, the Committee determined that the total direct compensation amounts payable to our named executive officers remained consistent with the Committee’s compensation policies and principles and that the variance in compensation levels with respect to named executive officers adequately reflected the Committee’s assessment of the relative importance of the position and responsibilities of each of our named executive officers.

What specific decisions did the Committee make regarding the various components of our executive compensation programs for our 2008 fiscal year and why did the Committee arrive at these decisions?

Short-Term Compensation Elements

Base Salary

An executive’s base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain talent. Base salary represents the minimum payment for a satisfactory level of individual performance as long as the executive remains employed with us. Base salary is set at the Committee’s discretion after taking into account the competitive landscape including the compensation practices of the companies in our selected peer group, our business strategy, our short-term and long-term performance goals and individual factors such as position, salary history, individual performance, an individual’s length of service with us and placement within the general base salary range offered to our executive officers.

On October 19, 2007, based upon the results of the Committee’s comprehensive review of our compensation policies and practices and based upon the recommendations of the Compensation Consultant, the Committee reassessed the base salaries of our named executive officers on the assumption that the Cytyc business combination would be completed. This reassessment included the realization that the Cytyc business combination was a transforming transaction for our company and that as a result our executive officers would be assuming additional responsibilities given the significant increased size and scope of the combined companies. The Committee also took into account the critical need to retain our executive officers to facilitate the integration of the two companies and to achieve the desired benefits of the transaction, and the ongoing outstanding performance of our executives that translated into our unprecedented growth and success which among other things enabled us to complete the Cytyc business combination. With this background, the Committee further compared the base salaries of our named executive officers against the peer group constructed by our Compensation Consultant as described above and the base salaries of the executive officers of Cytyc and determined that our named executive officers were being paid less than the 50th percentile for comparable positions among peer group companies, and lower than the Cytyc executives as well. Based upon our executive officers’ importance to us and the success of the Cytyc business combination, and their strong track record of achievement, as well as what would have been our lagging position in the competitive marketplace, the Committee acted to substantially increase base salaries at a Committee meeting held on October 19, 2007. Effective as of October 22, 2007, the salaries of the named executive officers increased as follows:

2008 Base Salaries of Named Executive Officers

Name	2007 Salary	2008 Salary	Percentage Increase	Percentile of FY 2008 Salary Against Peer Group
John W. Cumming	$510,000	$925,000	81%	66th
Robert A. Cascella	$375,000	$550,000	47%	50th
Glenn P. Muir	$310,000	$450,000	45%	56th
Jay A. Stein	$240,000	$275,000	15%	25th –50th (1)
Peter K. Soltani	$225,000	$265,000	18%	50th –75th (1)
Patrick J. Sullivan (2)	$700,000	$700,000	0%	N/A

(1)	The base salaries of Messrs. Stein and Soltani were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Soltani at peer group companies. The Committee compared the base salaries of Messrs. Stein and Soltani to a broader index of survey data gathered from comparable public companies.
(2)	The base salary of $700,000 payable to Mr. Sullivan during the 2007 fiscal year of Cytyc ended December 31, 2007 and our 2008 fiscal year was provided for in his retention agreement that we executed in August 2007 as part of the negotiation of our business combination with Cytyc. The retention agreement is described in more detail below in this Compensation Discussion and Analysis under the heading “Retention and Severance Agreements.”

2008 Short-Term Incentive Plan

On January 11, 2008 the Committee approved the 2008 Short-Term Incentive Plan (the “STIP”) which provided most of the company’s senior officers, including each of the named executive officers, with the opportunity to earn a performance-based cash bonus. Target bonus amounts for each of the Company’s named executive officers under the STIP as measured as a percentage of base salary were established and are set forth below. The Committee resolved to set aside 8% of our adjusted pre-tax income (consolidated pre-tax income under U.S. generally accepted accounting principles or GAAP, before the payment of bonuses under the plan, adjusted to exclude one time acquisition related charges such as in-process research and development, inventory write-up to fair market value and stock option costs related to the acceleration of vesting, and other one-time, non-recurring or unusual charges or gains as determined by the Committee) for bonus awards under the STIP based upon the attainment of budgeted pre-tax income of at least $334 million, with such amount subject to the periodic review of the Committee.

The STIP provides that 100% of targeted payout levels will be achieved at a combination of corporate, divisional and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s role. The maximum bonus amounts payable under the STIP were fixed at 200% of target (e.g., an individual with a target bonus equal to 75% of such individual’s base salary would be eligible to receive a bonus payment in an amount up to a 150% of such individual’s salary). However, the Committee reserved the right to award bonus payout amounts exceeding this maximum for individual performance and to enable full payout of the established bonus pool or for any other reason. Conversely, even if performance targets have been achieved, the Committee reserved the right, in its sole and absolute discretion, to reduce the amount of any bonus payout to any STIP participant to reflect the Committee’s assessment of the participant’s individual performance or for any other reason. Additionally, the Committee retained the right to award additional discretionary cash bonuses under the STIP.

The Committee retained the discretion to reduce or eliminate the bonus pool and accrued allocation if a minimum adjusted pre-tax income level is not achieved. Additionally, the Committee retained the discretion, from time to time, to review and adjust the overall bonus pool allocation during our 2008 fiscal year.

In establishing the STIP and the related performance goals triggering payments under the STIP, the Committee sought to directly tie incentive compensation to key financial and non-financial performance measures in order to align our strategic and financial plans with our short-term compensation policies. In setting these goals the Committee considered our historical performance, investor expectations, competitor performance, returns to stockholders, the unique nature of our various operating divisions and individualized objectives sufficient to encourage each named executive officer to contribute to the overall success of the company.

In keeping with our pay for performance philosophy, payments under the STIP make up a large portion of an executive’s annual compensation thereby linking a significant component of annual compensation to both individual and company performance.

How were 2008 bonuses determined under the STIP?

When the STIP was adopted in January 2008, the Committee also established the various components (including company and individual performance targets) to be measured in awarding bonuses under the STIP and the relative weighting of each component. No changes were made to these components (or, where relevant, the underlying performance targets) after they were established in January 2008. In addition to the specified components, the Committee retained the authority to make additional discretionary bonus grants in accordance with our compensation principles and objectives. The components of the STIP and the relative weighting ascribed to each component for our 2008 fiscal year for each of our named executive officers are as follows:

2008 Short-Term Incentive Plan Components and Weighting

Component	Performance Target	Weighting of Components Applicable to Messrs. Cumming, Sullivan (1), Muir & Cascella	Weighting of Components Applicable to Other Executive Officers (2)	Weighting of Components Applicable to Divisional Officers (3)
Company Revenue	$1.7 billion (4)	30%	30%	15%
Company Adjusted EPS	$1.12 (5)	50%	50%	25%
Divisional Revenue	(6)	0%	0%	15%
Divisional Pre-Tax Income	(6)	0%	0%	25%
Personal Management Bonus Objectives/Discretionary Awards	(7)	20%	20%	20%

(1)	As a result of his resignation in May 2008, Mr. Sullivan did not receive an award under the 2008 Short-Term Incentive Plan.
(2)	Includes Mr. Stein.
(3)	Includes Mr. Soltani.
(4)	The company’s revenue target of $1.7 billion translated to a greater than 20% increase in pro forma company revenue for our 2007 fiscal year after giving effect to our business combination with Cytyc as if the business combination occurred on the first day of our 2007 fiscal year.
(5)	The Adjusted EPS target accounts for the company’s 2:1 stock split effected on April 2, 2008. Adjusted EPS means our consolidated net income under U.S. generally accepted accounting principles, or GAAP, adjusted to exclude the amortization of intangible one-time or non-recurring acquisition related charges such as in-process research and development, inventory write-up to fair market value and stock option costs related to the acceleration of vesting, changes in GAAP or the interpretation or application thereof, and other one-time, non-recurring, unusual or unanticipated charges, expenses, gains or revenue, in each case as determined by the Committee. Adjusted EPS is not defined under GAAP. Despite the importance of adjusted earnings in analyzing our business and designing incentive compensation, adjusted EPS has limitations as analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The company’s adjusted EPS target represents an approximately 18% increase in the company’s adjusted EPS for our 2007 fiscal year.
(6)	Given the overall importance of the integration efforts being undertaken by the company during our 2008 fiscal year, the Committee elected to forego establishing specific divisional performance targets, but rather elected to determine the divisional components of the bonus awards to divisional officers based upon the discretion of the Committee after taking into account the recommendations of our CEO, COO and CFO to whom these divisional goals would not have been applicable.
(7)

Personal management bonus objectives were established by the Committee for Messrs. Cumming, Muir and Cascella. Personal management bonus objectives are designed to reward the achievement of company financial targets such as revenues, pre-tax income, gross margins, pre-tax return on sales, cash position, retirement of indebtedness and stock price performance as well as qualitative performance benchmarks such as our successful integration of acquired businesses, enhancement of our international reputation, overall performance against our long-term strategic plan and executive specific performance objectives such as securing regulatory approvals, strategic planning, successful product launches and implementation of cost control measures. The personal management bonus objectives component of the bonuses awarded to Messrs. Stein and Soltani were discretionary awards made by the Committee after assessing their respective performances and contributions to the company and were not awarded in recognition of the achievement of any pre-established performance goals.

The Committee believed that the specific performance targets underlying the various components of the STIP were achievable based on our budgets but that if obtained would represent significant growth in the business from fiscal year 2007.

Bonus awards for named executive officers are calculated by:

•

multiplying the relative weight of each STIP component (as shown on the tables below under Column A) by the percentage of the bonus amount payable with respect to the achievement of each STIP component (ranging from 0% to a maximum of 200% and as shown on the tables below under Column B);

•	adding the sum of each of the foregoing percentages (sum of the Column C amounts shown on the tables below);

•

multiplying this sum (as shown in Column U in the table below) by the bonus target as a percentage of the base salary of the applicable named executive officer (as shown in Column V in the table below) and then multiplying the resulting percentage (as shown in Column W in the table below) by the base salary of the applicable named executive officer (as shown in Column X in the table below); and

•	adding the dollar amount of any additional bonus awarded (as shown in Column Z in the table below) at the discretion of the Committee.

During our 2008 fiscal year, we failed to achieve our revenue target of $1.7 billion as revenues were $1.675 billion, or 98% of the revenue component of the STIP. As a result, the Committee determined that no portion of the percentage of the bonus amount payable with respect to the achievement of the revenue component of the STIP should be awarded to Messrs. Cumming, Muir and Cascella. However, the Committee determined that in light of the integration challenges facing the company following the consummation of its transformational business combination with Cytyc, the company’s significant year-over-year organic growth, the company’s more than 16% growth in pro forma company revenue for our 2007 fiscal year after giving effect to our business combination with Cytyc as if the business combination occurred on the first day of our 2007 fiscal year, and the Committee’s determination that the payment of bonus amounts under the STIP constitute a key component of the company’s continuing ability to retain top executive level talent, the Committee used its discretion to credit each named executive officer eligible to receive a bonus award under the STIP, other than Messrs. Cumming, Cascella and Muir, with achieving 98% of the bonus amount payable with respect to the revenue component of the STIP.

Company Revenue Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Company Revenue Component as % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Revenue Component of STIP	Product of Column A and Column B
John W. Cumming	30%	0%	0%
Robert A. Cascella	30%	0%	0%
Glenn P. Muir	30%	0%	0%
Jay A. Stein	30%	98%	29.4%
Peter K. Soltani	15%	98%	14.7%

During our 2008 fiscal year, we achieved our adjusted EPS target of $1.12, as our adjusted EPS for the 2008 fiscal year was $1.18 on a fully-diluted basis. An adjusted EPS figure of $1.18 corresponded to a 120% payout on the performance grid established by the Committee relating to the achievement of the adjusted EPS target and represented a 24% increase in adjusted EPS over our adjusted EPS for our 2007 fiscal year. As a result all named executive officers eligible for a bonus award under the STIP were credited with achieving 120% of the bonus amount payable with respect to the adjusted EPS component of the STIP.

Company Adjusted EPS Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Company Adjusted EPS Component as a % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Company Adjusted EPS Component of STIP	Product of Column A and Column B
John W. Cumming	50%	120%	60%
Robert A. Cascella	50%	120%	60%
Glenn P. Muir	50%	120%	60%
Jay A. Stein	50%	120%	60%
Peter K. Soltani	25%	120%	30%

After reviewing the performance of Mr. Soltani in leading the record achievements of the company’s Breast Health division and taking into account the company’s compensation principles and objectives, the Committee determined in its discretion to award Mr. Soltani 100% of the bonus amount payable with respect to the divisional revenue and division pre-tax income components of the STIP.

Divisional Revenue and Divisional Pre-Tax Income Components of Total STIP Award

	Column A		Column B	Column C

Name	Relative Weight of Divisional Revenue and Divisional Pre-Tax Income Components as a % of Total STIP Award		Percentage of Bonus Amount Payable Relative to Divisional Revenue and Divisional Pre-Tax Income Components of STIP	Product of Column A and Column B
Peter K. Soltani	40	% (1)	100%	40%

(1)	Consists of 15% weighting to divisional revenue component and 25% weighting to divisional pre-tax income component.

The Committee determined in its discretion after reviewing the personal management bonus objectives of Messrs. Cumming, Cascella and Muir, evaluating our financial results, our successful consummation and integration of two major acquisitions during our 2008 fiscal year (our business combination with Cytyc the largest in our history and our acquisition of Third Wave Technologies, Inc.), the consummation of three successful financings (the $2.55 billion credit facility obtained to consummate our business combination with Cytyc, our $1.725 billion aggregate original principal amount of our 2.00% Convertible Senior Notes due 2037, the proceeds of which were used to pay down a portion of our $2.55 billion credit facility, and our $800 million amended line of credit utilized to consummate the Third Wave acquisition), and our repayment in full of the $2.55 billion credit facility during our 2008 fiscal year, and considering the performance and contribution to the company of each of the named executive officers in achieving these results that each named executive officer eligible for a bonus award under the STIP should be credited with achieving 95% of the bonus amount payable with respect to the personal management bonus objectives/discretionary award component of the STIP.

Personal Management Bonus Objectives/Discretionary Award Component of Total STIP Award

	Column A	Column B	Column C

Name	Relative Weight of Personal Management Bonus Objective/Discretionary Award Component as a % of Total STIP Award	Percentage of Bonus Amount Payable Relative to Personal Management Bonus Objective/Discretionary Award Component of STIP	Product of Column A and Column B
John W. Cumming	20%	95%	19%
Robert A. Cascella	20%	95%	19%
Glenn P. Muir	20%	95%	19%
Jay A. Stein	20%	95%	19%
Peter K. Soltani	20%	95%	19%

The Committee also determined in its discretion that each of Messrs. Cumming, Muir, Cascella and Stein should receive an additional discretionary cash bonus amount equal to approximately 5% of their overall bonus target amount. In reaching this determination, the Committee took into account the fact that the company’s Adjusted EPS for the 2008 fiscal year would have increased from $1.18 to $1.21 if further adjusted to remove the $.03 per share dilution resulting from the Third Wave acquisition. At $1.21 per share, these individuals would have been credited with achieving 130% of the bonus amount payable with respect to the adjusted EPS component of the STIP, representing a 10% increase in a adjusted EPS component of the STIP award which component represented 50% of the total STIP award. Applying the calculation described above, the 10% increase in the adjusted EPS component of the STIP, multiplied by the 50% relative weight given to the EPS component, yields an additional 5% of total bonus achievement. In recognition of the strong performance of the company’s Breast Health division, the Committee determined in its discretion that Mr. Soltani should receive an additional discretionary cash bonus amount equal to approximately 20% of his overall bonus target amount.

Total Fiscal Year 2008 STIP Payments to Named Executive Officers

	Column U	Column V	Column W	Column X	Column Y	Column Z

Name	Sum of Column C %s	Bonus Target as % of Base Salary	Product of Column V and Column U	FY 2008 Base Salary	Product of Column W and Column X	Dollar Amount of Additional Discretionary Bonus	Total Bonus Amount
John W. Cumming	79%	105%	82.95%	$925,000	$767,288	$47,712	$815,000
Robert A. Cascella	79%	85%	67.15%	$550,000	$369,325	$30,675	$400,000
Glenn P. Muir	79%	75%	59.25%	$450,000	$266,625	$33,375	$300,000
Jay A. Stein	108%	50%	54%	$275,000	$149,050	$15,950	$165,000
Peter K. Soltani	104%	50%	52%	$265,000	$137,800	$62,200	$200,000

The short-term incentive payments made to each of the named executive officers as benchmarked against the short-term incentive payments made to executives in the company’s peer group is set forth below:

Comparison of Short-Term Incentive Amounts Against Peer Group Companies

Name	Percentile of FY 2008 Short-Term Incentive Awards Against Peer Group
John W. Cumming	56%
Robert A. Cascella	78%
Glenn P. Muir	93%
Jay A. Stein	50%-75% (1)
Peter K. Soltani	50%-75% (1)

(1)	The short-term incentive awards granted to Messrs. Stein and Soltani were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Soltani at peer group companies. The Committee compared the short-term incentive awards granted to Messrs. Stein and Soltani against a broader index of survey data gathered from comparable public companies.

In January 2008, as provided under Mr. Sullivan’s retention agreement described below, the Committee awarded Mr. Sullivan a cash bonus based upon the Cytyc Fiscal 2007 Bonus Plan. In recognition of Mr. Sullivan’s outstanding efforts to facilitate the business combination of the company and Cytyc and the ongoing integration of the two companies and the resulting value creation for stockholders of both the company and Cytyc, the Committee approved a cash bonus to Mr. Sullivan of $850,000.

Long-Term Compensation Elements

The Committee considers total cash and equity compensation when setting compensation levels of our named executive officers and attempts to balance short-term and long-term components of its compensation plans and programs. In doing so, the Committee considers the retention value of any long-term equity awards currently held by the executive and the financial impact that retirement or voluntary termination would have on the executive. The Committee has historically provided for long-term incentives for our named executive officers primarily through the grant of options to purchase shares of our common stock. The use of stock options as a meaningful component of long-term compensation was effectively curtailed in fiscal year 2006 when we were required to adopt Statement of Financial Accounting Standards No. 123(R) requiring the expensing of stock options granted to employees based upon a determination of the fair value of any options granted as of the date of their grant. As a result, the Committee ceased granting stock options to our named executive officers in order to minimize any adverse accounting treatment resulting there from. The Committee attempted to replace the use of stock option grants through the adoption of alternative long-term incentive and retention programs for our named executive officers, including by adopting a Supplemental Executive Retirement Plan, the issuance of restricted stock units under our 1999 Equity Incentive Plan, and the execution of retention, severance and modified change of control agreements with certain of our named executive officers.

The Committee continually reviews our compensation plans, programs and arrangements in order to find the right mix of short-term and long-term compensation elements. To achieve our critical objective of retaining key employees of Cytyc who historically received a significant portion of their compensation in the form of stock option grants, and upon the recommendation of the Compensation Consultant, in our 2008 fiscal year we elected to return to the use of stock option grants as a significant component of the long-term compensation offered to our executives.

On January 16, 2008, in furtherance of the Committee’s goals of motivating and retaining key executive officers following the consummation of our business combination with Cytyc and returning to the use of equity awards as a significant component of the long-term compensation offered to our executives, the Board approved two equal tranches of long-term equity compensation awards to our executive officers, including each of the named executive officers. The Committee first determined a dollar value of the equity awards to be made to each named executive officer and then divided that dollar value evenly between stock options and restricted stock units based on the binomial value of the stock options to be awarded and the dollar value of the restricted stock units to be granted. Each tranche of these awards included both a stock option and a time-based restricted stock unit component. The first tranche of these awards was designated as an annual award for fiscal year 2008 designed to provide meaningful long-term compensation to our executives in the form of stock option and restricted stock unit grants that serve to align the interests of our executives with those of our stockholders. The second tranche of these awards was specifically designated as being issued as a one-time “sign-on” grant meant to provide incentives to our executive officers to continue their employment with the company, by increasing their unvested share position, which in most cases was nominal, following our business combination with Cytyc.

The awards granted to each named executive officer and a benchmark of the annual long-term incentive awards granted to each of the named executive officers against the annual long-term incentive awards made to executives in the company’s peer group with respect to Messrs. Cumming, Cascella and Muir and against a broader index of survey data gathered from comparable public companies with respect to Messrs. Stein and Soltani is set forth below:

FY2008 Long-Term Incentive Equity Grants

Name	Stock Options Awarded as FY2008 Long-Term Incentive Equity Grants (1)	Restricted Stock Units Awarded as FY2008 Long- Term Incentive Equity Grants (2)	Percentile of FY2008 Long- Term Incentive Equity Grants Against Peer Group	Stock Options Awarded as “Sign On Bonus” (1)	Restricted Stock Units Awarded as “Sign On Bonus” (2)
John W. Cumming	250,000	80,000	62nd	250,000	80,000
Robert A. Cascella	90,000	30,000	63rd	90,000	30,000
Glenn P. Muir	70,000	20,000	66th	70,000	20,000
Jay A. Stein	22,000	8,000	50th –75th (3)	22,000	8,000
Peter K. Soltani	22,000	8,000	>75th (3)	22,000	8,000

(1)	The stock options vest 20% annually until they become fully vested on the fifth anniversary of the grant date. The stock options have a seven year term and were granted at an exercise price of $33.31 per share and are subject to the terms and conditions set forth in the company’s form Stock Option Agreement. The number of stock options and restricted stock units granted and the exercise price per share of the stock options have been adjusted to reflect the company’s 2:1 stock split effected on April 2, 2008.
(2)	The Restricted Stock Units cliff vest in three years and are subject to the terms and conditions set forth in the company’s form of RSU Agreement.
(3)	The long-term incentive awards granted to Messrs. Stein and Soltani were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Soltani at peer group companies. The Committee compared the long-term incentive awards granted to Messrs. Stein and Soltani against a broader index of survey data gathered from comparable public companies.

On November 13, 2008, after the conclusion of our 2008 fiscal year, the Committee awarded annual long-term incentive equity grants in respect of our 2009 fiscal year to our key employees including our named executive officers as follows:

FY 2009 Annual Long-Term Incentive Equity Grants Made in November 2008

Name	Stock Options Awarded as FY2009 Annual Long-Term Incentive Equity Grants (1)	Restricted Stock Units Awarded as FY2009 Long- Term Incentive Equity Grants (2)	Percentile of FY2009 Long-Term Incentive Equity Grants Against Peer Group
John W. Cumming	713,000	231,000	70	th
Robert A. Cascella	281,000	91,000	70	th
Glenn P. Muir	196,000	63,000	70	th
Jay A. Stein	40,000	13,000	65	th (3)
Peter K. Soltani	40,000	13,000	65	th (3)

(1)	The stock options vest 20% annually until they become fully vested on the fifth anniversary of the grant date. The stock options have a seven year term and were granted at an exercise price of $14.50 per share and are subject to the terms and conditions set forth in the company’s form Stock Option Agreement.
(2)	The Restricted Stock Units vest 25% annually until they become fully vested on the fourth anniversary of the grant date and are subject to the terms and conditions set forth in the company’s form of RSU Agreement.
(3)	The long-term incentive awards granted to Messrs. Stein and Soltani were not benchmarked against the peer group as a result of the lack of publicly available compensation information pertaining to executives serving in similar roles to Messrs. Stein and Soltani at peer group companies. The Committee compared the long-term incentive awards granted to Messrs. Stein and Soltani against a broader index of survey data gathered from comparable public companies.

The total awards we granted to all employees on November 13, 2008, including those granted to our named executive officers set forth above, consisted of an aggregate of 4,436,100 options and restricted stock units. These grants were consistent with the Committee’s intent to limit the number of shares we grant as long-term incentive awards to between 1.5% and 2% of our outstanding common stock during any fiscal year. This policy did not apply to our special “sign on” awards made in connection with our business combination with Cytyc nor will it apply in the case of the issuance of new options pursuant to the exchange offer described in Proposal No. 2 below, which if approved, would reduce the total number of our stock options outstanding.

Retention and Severance Agreements

Retention agreements generally provide for the receipt of payments by an executive if he remains employed by us until a fixed future date while severance agreements provide for the receipt of payment by an executive if the executive’s employment is terminated by us without cause or by the executive for good reason. Retention agreements are designed to provide executives with the incentive to remain employed by us and are used as part of our total compensation packages as deemed appropriate by the Committee in order to retain our highest performing executives. Retention arrangements may provide both cash and equity incentives to help better align the interests of our executives with those of our stockholders and to provide incentives for the creation of long-term stockholder value.

In May 2006 we entered into retention agreements with Messrs. Cumming, Cascella and Muir. As a result, each of these executives became entitled to a retention payment, consisting of a cash bonus and a number of shares of our common stock as a result of the executive remaining employed by us until December 31, 2008. The shares of stock to be issued under the retention agreements are represented by restricted stock units which vest on December 31, 2008 and were granted under our 1999 Equity Incentive Plan.

Pursuant to these retention agreements, Messrs Cumming, Cascella and Muir received the following consideration at the beginning of our second quarter in fiscal 2009:

Retention Agreement Payouts to Messrs. Cumming, Cascella & Muir

Name	Cash Payout Amount	Restricted Stock Units (1)	Cash Value of Restricted Stock Units (2)
John W. Cumming	$1,500,000	64,684	$845,420
Robert A. Cascella	$1,000,000	21,562	$281,815
Glenn P. Muir	$500,000	21,562	$281,815

(1)	The number of restricted stock units reflects the company’s 2:1 stock split effected on April 2, 2008.
(2)	The value of all restricted stock units shown is as of the date of vesting, December 31, 2008.

Effective as of October 22, 2007, we entered into a Second Retention Agreement with Mr. Cascella. The Committee determined that in order to provide Mr. Cascella with certainty with respect to his role with us following our business combination with Cytyc and in recognition of his superior performance, Mr. Cascella should be provided an additional opportunity to earn cash compensation and restricted stock units if he remains employed by us through October 22, 2010. Under the terms of the Second Retention Agreement with Mr. Cascella, he is entitled to receive a retention bonus equal to $1 million in cash on October 22, 2010 and 30,474 restricted stock units (as adjusted to reflect the company’s 2:1 stock split effected on April 2, 2008) with a value of $1 million as of October 22, 2007, that will vest on the same date. In the event that Mr. Cascella is terminated without cause or resigns for good reason, he will be entitled to the payment of the cash retention bonus and his restricted stock units will become fully vested.

In May 2006, we entered into a severance agreement with Mr. Soltani. Our severance agreement with Mr. Soltani provides that if Mr. Soltani is terminated by us without cause or resigns for good reason, then we are required to pay the executive (i) a lump sum cash payment equal to his accrued compensation through the termination date, which includes base salary, reimbursement for reasonable and necessary business expenses and vacation pay, (ii) his pro rata bonus as determined in accordance with the agreement through the termination date, and (iii) a severance payment equal to the executive’s base salary and bonus amount for the period of one year from the termination date, such payments to be made in accordance with normal payroll practices and subject to applicable tax withholding and certain modifications that may be made as set forth in the applicable agreement. We have also agreed, under our severance agreement with Mr. Soltani to continue to provide Mr. Soltani with medical and dental benefits on the same terms and conditions provided to other of our executives for a period of one year from the termination date. In the event any payments and benefits provided under the agreement are subject to excise taxes under Section 280G of the Code, then the payment shall be reduced so that no payment to be made or benefit to be provided to the executive shall be subject to the excise tax.

The severance pay and benefits provided to the executives under the retention and severance agreements are in lieu of any other severance or termination pay to which the executive may be entitled under any of our other severance or termination plans, programs or arrangements. In the event that the executive is also a party to a change of control agreement with us and such agreement results in the payment of benefits to the executive as the result of a change of control, then the executive will not receive any compensation under the retention and severance agreement other than the retention payments, if and when earned.

On August 17, 2007 we entered into a retention and severance agreement with Patrick J. Sullivan, who was then Chairman and Chief Executive Officer of Cytyc. This Agreement became effective on October 22, 2007 upon the consummation of our business combination transaction with Cytyc at which time Mr. Sullivan became our Executive Chairman and Chairman of our Board. This agreement provided that Mr. Sullivan would receive an annual salary of $700,000 and participation in the Company’s bonus program on terms comparable to the other senior executive officers of the company. The agreement further provided that Mr. Sullivan would be paid a retention bonus of $1,500,000 on the date that is two years after the date of closing of the Cytyc transaction. In addition, on the effective date of the Cytyc transaction, we agreed to issue to Mr. Sullivan 45,710 restricted stock units (as adjusted to reflect the company’s 2:1 stock split effected on April 2, 2008) for a total amount of $1,500,000 based upon the fair market value of shares of our Common Stock as of such date. These restricted stock units vest on October 22, 2009 unless accelerated, and are subject to the terms and conditions of a restricted stock unit agreement with Mr. Sullivan. As a result of Mr. Sullivan’s voluntary resignation from the company on May 18, 2008, no additional payments were made to Mr. Sullivan under this agreement.

On May 18, 2008, Mr. Sullivan tendered his resignation as an officer and director of the Company effective May 20, 2008. In connection with Mr. Sullivan’s resignation, the company and Mr. Sullivan entered into a separation and release agreement dated as of May 20, 2008. This agreement required the company to pay Mr. Sullivan a lump sum of $4,270,883.33, and to continue to pay Mr. Sullivan’s premiums for COBRA continuation coverage under the company’s group medical plan for eighteen months following the effective date of the separation. In addition, this agreement provided for full vesting of the 45,710 restricted stock units granted to Mr. Sullivan pursuant to the retention agreement described above and that Mr. Sullivan’s options to purchase shares of the company’s Common Stock, all of which were fully vested, would be extended so as to remain exercisable until August 31, 2009. The payments under this agreement provided Mr. Sullivan with substantially the same compensation as Mr. Sullivan otherwise would have received under the retention agreement described above had Mr. Sullivan remained employed by the company through the end of our 2009 fiscal year.

Change of Control Agreements

In addition to the retention agreements described above, we have separate change of control agreements with our CEO and certain of our other executive officers and senior vice presidents. The Committee believes that it is in our best interests as well as the best interests of our stockholders to offer such benefits to these executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives. The Committee believes that providing change of control benefits to senior executives eliminates or at least reduces, any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders. In addition, the income security provided by competitive change in control arrangements helps eliminate any distraction caused by uncertain personal financial circumstances during the negotiations of a potential change of control transaction, a period during which we will require focused and thoughtful leadership to ensure a successful outcome.

Our amended and restated change of control agreements with Messrs. Cumming, Cascella, Muir and Stein dated October 30, 2006, provide certain specified benefits in the event of a “change in control” which is defined to include a variety of events, including significant changes in stock ownership, changes in our Board, certain mergers and consolidations, and the sale or disposition of all or substantially all of our consolidated assets.

The benefits available under our change of control agreements with Messrs. Cumming, Cascella, Muir and Stein are structured as “single trigger” arrangements. That is, a change in control by itself results in a right to a change of control payment. We believe that by electing to enter into “single trigger” arrangements we have effectively eliminated any incentive for our executive officers to terminate their employment following a change of control transaction in reliance upon the “good reason” provisions of our change of control agreements.

Our change of control agreements with Messrs. Cumming, Cascella, Muir and Stein provide that 30 days after a change of control, we are required to pay the executive a lump sum in cash equal to the sum of the executive’s annual salary for the fiscal year immediately preceding the change of control plus the executive’s highest annual bonus, multiplied by three. In addition, the agreements provide that, upon a change of control, all unvested stock options, stock appreciation rights or other equity awards held by the executive shall vest immediately and any options shall remain exercisable for a one-year period following the executive’s termination date. These agreements confer no benefits prior to a change of control. In the event that any payments received by the executive in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under Section 280G of the Code, the agreements provide that our auditing firm immediately preceding the change of control shall compute the excise tax imposed on the executive and we shall pay that amount to the executive to provide the executive with a payment that is economically equivalent to the payment he would have received but for the imposition of the excise tax. Under the terms of these agreements, if the executive remains employed through the one year anniversary of a change of control, then the executive will receive a special bonus equal to the sum of the executive’s annual salary and highest annual bonus (as defined in the agreements). In addition, if termination of an executive’s employment occurs within the three-year period following a change of control of our company and such termination is by us (or our successor) without cause or termination is by the executive for good reason, then the executive will be entitled to receive, among other things, in a lump sum in cash: (i) the executive’s accrued salary; (ii) a pro rata portion of such executive’s highest annual bonus; (iii) to the extent not previously paid, the special bonus; (iv) continued welfare benefits for a period of one year; and (v) any compensation previously deferred by the executive and any accrued bonus amounts or vacation pay.

The initial term of our change of control agreements with Messrs. Cumming, Cascella, Muir and Stein extend until October 30, 2009, provided, however that commencing on October 30, 2007, and on each annual anniversary of such date, the term of the agreements will automatically be extended without any further action by the company or the executive so as to terminate three years from such date; provided, however, that if we give written notice to the executive at least 60 days prior to the applicable renewal date that the company does not wish to extend the agreement, then the agreement will expire three years from the previously effective renewal date.

In connection with our business combination with Cytyc, Messrs. Cumming, Cascella and Muir each agreed to amend their change of control agreements in order to waive their right to receive any change of control payment or accelerated vesting of any equity award solely in connection with the Cytyc transaction, provided that their employment was otherwise not involuntarily terminated prior to October 22, 2009. Dr. Stein did not waive his rights under his change of control agreement with respect to the Cytyc transaction. As a result, he was paid approximately $1.8 million pursuant to his change of control agreement. Additionally, on November 21, 2008, pursuant to his change of control agreement, Dr. Stein received a special bonus in the amount of $600,000 as a result of his remaining employed by us through October 22, 2008.

On November 10, 2008, the Committee approved amendments to our change of control agreements with each of Messrs. Cumming, Cascella, Muir and Stein in order to amend the definition of “Good Reason” set forth in the change of control agreements in order to make such definition consistent with recently adopted regulations issued by the U.S. Department of the Treasury.

On November 10, 2008, the Committee approved the Company’s entry into change of control agreements with each senior vice president of the company, including Mr. Soltani, who was not as of such time already party to a change of control agreement with the company (the “SVP Change of Control Agreements”).

The SVP Change of Control Agreements provide that if the company consummates a change of control and during the two year period following the consummation of such change of control the company terminates the employment of the senior vice president for reasons other than death, disability or cause (a so-called “double trigger” arrangement), the senior vice president shall be entitled to receive, within 30 days of the date of such senior vice president’s termination;

•

all accrued obligations then owing to the senior vice president (including any portion of the senior vice president’s base salary earned but not yet paid through the date of termination, the product of (x) the senior vice president’s average annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 and any other accrued and unpaid compensation, expense reimbursements and any accrued and vested pension, welfare and fringe benefits subject to and in accordance with the terms of the applicable plan or policy);

•

a lump sum in cash equal to the product of one times the sum of such senior vice president’s annual base salary and average annual bonus in respect of each of the three fiscal years immediately preceding the fiscal year in which the change of control occurs (annualized for any period of less than twelve full months of employment); and

•	continued health and dental benefits (on the same basis as for other similarly situated employees) for the twelve month period following termination.

The SVP Change of Control Agreements further provide that, notwithstanding any provision to the contrary contained in any option, restricted stock or restricted stock unit agreement or other equity compensation agreement or plan (unless such agreement or plan expressly references and supersedes the SVP Change of Control Agreement), upon a change of control and subsequent termination of the senior vice president within the two year period following the consummation of such change of control for reasons other than death, disability or cause, all unvested stock options, restricted stock units or stock appreciation rights held by the senior vice president shall become immediately exercisable following the senior vice president’s termination date.

In the event that any payments received by a senior vice president in connection with a change of control are subject to the excise tax imposed upon certain change of control payments under federal tax laws, the SVP Change of Control Agreements provide that the Company shall pay to the senior vice president, the greatest of the following, whichever gives the senior vice president the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) and without providing for the payment of any gross-up amounts with respect to taxes: (1) the amount of any payments and/or benefits provided by SVP Change of Control Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of SVP Change of Control Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”) or (2) one dollar less than the amount of the Company Payments that would subject the senior vice president to the excise tax.

The initial term of each SVP Change of Control Agreement extends until December 31, 2011; provided, that, commencing on January 1, 2011 and each January 1st thereafter, the term of each SVP Change of Control Agreement will automatically be extended for an additional year unless, not later than thirty (30) days prior to each January 1, we provide notice that the company does not wish to extend the SVP Change of Control Agreement. Each SVP Change of Control Agreement will continue in effect for a period of twenty-four (24) months beyond the term provided therein if a change in control occurs during such term.

The SVP Change of Control Agreements confer no benefits prior to a change of control and subsequent termination of the senior vice president within the two year period following the consummation of such change of control for reasons other than death, disability or cause. In order to receive any payments pursuant to the SVP Change of Control Agreement, the SVP is required to execute a general release of claims against the company, the board and its officers and agents.

The amount of the estimated payments and benefits payable to Messrs. Cumming, Cascella, Muir, Stein and Soltani, assuming a change of control of Company as of the last day of fiscal year 2008, is shown in the table below under the heading “Change of Control Severance Payments: Potential Payments Upon Change-in-Control.”

On August 17, 2007 we entered into a change of control agreement with Patrick J. Sullivan, who was then Chairman and Chief Executive Officer of Cytyc. This Agreement became effective on October 22, 2007 upon the consummation of our business combination transaction with Cytyc at which time Mr. Sullivan became our Executive Chairman and Chairman of our Board. This agreement provided that 30 days after a change of control, we would pay Mr. Sullivan a lump sum in cash equal to three times his annual salary for the fiscal year immediately preceding the change of control plus his highest annual bonus. In addition, this agreement provided that, notwithstanding any provision to the contrary contained in any option, restricted stock agreement or other equity compensation agreement or plan, upon a change of control, all unvested stock options, restricted stock or stock appreciation rights held by him would become immediately exercisable for a one-year period following his termination date. This agreement conferred no benefits prior to a change of control. As a result of Mr. Sullivan’s voluntary resignation from the company on May 18, 2008, no payments were made to Mr. Sullivan under this agreement.

Supplemental Executive Retirement Plan (SERP) and Restricted Stock Unit Grants

A supplemental executive retirement plan (SERP) is a non-qualified retirement plan that provides the executive with benefits in excess of what may be provided under our 401(k) Savings and Investment Plan. The SERP is intended to assist in the retention of eligible executives by providing them with additional compensation in the form of retirement benefits.

Our SERP permits executives to contribute up to 75% of their base salary and 100% of their annual bonus to a supplemental retirement account. In addition, we retain the ability to make annual discretionary contributions to the SERP. Each SERP contribution we make to an executive is subject to a three year vesting schedule, such that 1/3rd of each contribution vests annually and each contribution is fully vested three years after the contribution is made. Our contributions become fully vested upon the death or disability of the participant or upon a change in control. Elective contributions made by the participant are 100% vested.

The Committee met with Mr. Cumming and the Compensation Consultant in November 2008 in order to discuss proposed SERP contributions for our fiscal year 2008 for all named executive officers other than Mr. Cumming. Based upon the efforts of our officers during our 2008 fiscal year, on November 10, 2008, the Committee approved SERP contributions for our named executive officers as follows:

Senior Executive Retirement Plan Contributions in Respect of FY2008

Name	SERP Contribution in Respect of FY 2008
John W. Cumming (1)	$275,000
Robert A. Cascella	$200,000
Glenn P. Muir	$175,000
Jay A. Stein	$110,000
Peter K. Soltani	$75,000

(1)	The Committee independently determined the amount of the SERP contribution made on behalf of Mr. Cumming.

As described above, historically the dollar amount of SERP contributions to executives were matched with the grant of an equivalent dollar amount of restricted stock units in lieu of the granting of stock options to senior executives. The company abandoned its policy of matching SERP contributions with equivalent restricted stock unit grants during our 2008 fiscal year. The matching restricted stock unit grants made in connection with SERP contributions in October 2007 in respect of our 2007 fiscal year are described below.

On October 19, 2007, the Committee approved the issuance of restricted stock units to our named executive officers in an amount matching the SERP contributions made to them. These restricted stock units were granted to our named executive officers on October 22, 2007 immediately after the consummation of the Cytyc business combination in the following amounts in recognition of their performance during fiscal year 2007 (all values shown are as of October 22, 2007):

Time-Vested Restricted Stock Unit Grants Made In Connection With SERP Awards in FY2008

Name	Restricted Stock Units (1)	Cash Value of Restricted Stock Units (2)
John W. Cumming	7,618	$250,000
Robert A. Cascella	5,332	$175,000
Glenn P. Muir	4,572	$150,000
Jay A. Stein	3,048	$100,000
Peter K. Soltani	1,066	$35,000

(1)	The number of restricted stock units reflects the company’s 2:1 stock split effected on April 2, 2008.
(2)	The value of all restricted stock units shown is as of the date of the grant, October 22, 2007. All of these restricted stock units vest on October 22, 2010.

401(k) Savings and Investment Plan

We sponsor a 401(k) Savings and Investment Plan, which is a qualified retirement plan offered to all qualifying employees, including our named executive officers, that permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. In fiscal year 2008, we matched 50% of each participant’s deferrals to the 401(k) Savings and Investment Plan up to an amount equal to 6% of the first $230,000 earned by a named executive officer.

Perquisites

During fiscal year 2007, we provided each of the named executive officers with an auto allowance in the following amounts, a portion of which are related to business use:

Automobile Allowances in FY2008

Name	Automobile Allowance in FY 2008
John W. Cumming	$9,750
Robert A. Cascella	$10,141	(1)
Glenn P. Muir	$11,161	(1)
Jay A. Stein	$10,046	(1)
Peter K. Soltani	$6,000

(1)	The amounts payable to Messrs. Cascella, Muir and Stein represents lease payments made pursuant to automobile leases on behalf of Messrs. Cascella, Muir and Stein.

We also pay for the provision of financial services to each of the named executive officers in an amount of up to $5,000 per year.

Our named executive officers also participate in our other benefit plans on the same terms as our other employees. These plans include medical and dental insurance, life insurance, short and long-term disability insurance programs as well as customary vacation, leave of absence and other similar policies. Relocation benefits are also reimbursed but are individually negotiated when they occur.

Tax and Accounting Considerations

The Committee considers tax and accounting implications in determining all elements of our compensation plans, programs and arrangements. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to its named executive officers (other than qualified performance-based compensation) exceeding $1 million. In fiscal year 2008, Messrs. Cumming, Sullivan, Cascella, Muir and Stein each received cash and bonus amounts in excess of $1 million dollars. Shortly after the end of fiscal year 2007, our stockholders approved our Senior Executive Short-Term Incentive Plan that will permit us to satisfy the performance based requirements under Section 162(m) for annual bonuses and provided further flexibility under our 2008 Equity Incentive plan adopted in March 2008. However, the Committee retains the discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it in our best interests to do so as it did when it established the STIP which, for our 2008 fiscal year, did not meet the requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of Hologic, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with management of the Company, and based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

Compensation Committee:

Sally W. Crawford, Chairperson

David R. LaVance, Jr.

Nancy L. Leaming

Wayne Wilson

Elaine S. Ullian

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation Summary

The following table sets forth the annual and long-term compensation for fiscal year ended September 27, 2008 for (1) our Chief Executive Officer, (2) our Chief Financial Officer, (3) Patrick J. Sullivan, formerly our Executive Chairman and Chairman of the Board of Directors, who resigned as an Officer and Director of the Company effective May 20, 2008, and (4) each of our three other most highly compensated executive officers who were serving as executive officers as of September 27, 2008 (collectively, the “Named Executive Officers”). A description of our compensation policies and practices as well as a description of the components of compensation payable to our Named Executive Officers is included under “Compensation Disclosure and Analysis”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year		Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)		Total ($)
John W. Cumming, Chief Executive Officer	2008 2007		901,058 509,128	47,712 900,000	1,713,765 638,889	639,834 221,896	767,288 —	(112,653 40,808)	327,971 282,574		4,284,975 2,593,294
Robert A. Cascella, President and Chief Operating Officer	2008 2007		547,203 374,911	30,675 600,000	982,788 240,972	253,428 208,294	369,325 —	(145,557 42,008)	230,232 204,150		2,268,094 1,670,335
Glenn P. Muir, Executive Vice President, Chief Financial Officer and Treasurer	2008 2007		446,923 311,390	33,375 500,000	531,083 233,333	199,093 129,439	266,625 —	(224,373 74,214)	211,077 177,668		1,463,803 1,426,584
Patrick J. Sullivan, Former Executive Chairman and Chairman of our Board of Directors	2008	(6)	422,692	850,000	1,499,974		—	—	4,413,498	(7)	7,173,956
Peter K. Soltani, Senior Vice President	2008	(8)	262,692	159,853	133,864	222,314	40,147	(23,703)	100,798		895,965
Jay A. Stein, Chairman Emeritus and Chief Technology Officer	2008 2007		275,980 243,434	82,140 240,000	197,433 305,556	61,477 36,983	82,860 —	(8,922 4,411)	1,940,206 129,242	(9)	2,631,174 684,625

(1)	Represents discretionary bonuses earned pursuant to our short term incentive plans.
(2)	Stock Awards consist of restricted stock units. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs we recognized in the applicable fiscal year in accordance with SFAS No. 123R. The fair value of restricted stock units is calculated using the closing price of our common stock on the grant date.
(3)	Options Awards consist of options to purchase shares of our common stock. Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs we recognized in the applicable fiscal year in accordance with SFAS No. 123R. The assumption used to calculate the value of options are set forth under Note 2 “Summary of Significant Accounting Policies—Stock-Based Compensation” of our consolidated financial statements included in our annual report on Form 10K for the year ended September 27, 2008.
(4)	Represents performance based awards under our short-term incentive plans.
(5)	All other compensation represents contributions made by us under our Senior Executive Retirement Plan, matching contributions made by us to our 401(k) Savings and Investment Plan, profit sharing, auto-allowance, financial planning, and the portion of health care insurance premiums paid by the company, on behalf of the Named Executive Officers, which is a benefit offered to all other employees.

(6)	Mr. Sullivan was not a named executive officer in fiscal year 2007.
(7)	Includes $4,270,883 paid to Mr. Sullivan pursuant to a separation and release agreement in connection with Mr. Sullivan’s resignation as an officer and director of the Company. The terms and conditions of Mr. Sullivan’s separation and release agreement are discussed above under “Compensation Discussion and Analysis.”
(8)	Dr. Soltani was not a named executive officer in fiscal year 2007.
(9)	Includes a $1.8 million change in control payment made to Dr. Stein in October 2007 following the completion of our business combination with Cytyc made pursuant to a change in control agreement. The terms and conditions of Dr. Stein’s change in control agreement are discussed above under “Compensation Discussion and Analysis.”

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (1)	Exercise Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
John W. Cumming	10/22/2007 1/16/2008 1/16/2008	7,618 160,000	250,000	$33.31	250,000 5,329,600 5,329,600
Robert A. Cascella	10/22/2007 1/16/2008 1/16/2008	35,806 60,000	90,000	$33.31	1,175,000 1,998,600 1,998,600
Glenn P. Muir	10/22/2007 1/16/2008 1/16/2008	4,572 40,000	70,000	$33.31	150,000 1,332,400 1,332,400
Patrick J. Sullivan	10/22/2007	45,710			1,499,974
Peter K. Soltani	10/22/2007 1/16/2008 1/16/2008	1,066 16,000	22,000	$33.31	25,000 532,960 532,960
Jay A. Stein	10/22/2007 1/16/2008 1/16/2008	3,048 16,000	22,000	$33.31	100,000 532,960 532,960

(1)	All share amounts and exercise prices have been adjusted to reflect our 2:1 stock split effected April 2, 2008.
(2)	This column shows the full grant date fair value of restricted stock units and options under SFAS No. 123R granted to the Named Executive Officers. For restricted stock units, fair value is calculated using the closing price of our Common Stock on the grant date. The assumption used to calculate the value of options are set forth under Note 2 “Summary of Significant Accounting Policies—Stock-Based Compensation” of our consolidated financial statements included in our annual report on Form-10K for the year ended September 27, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
John W. Cumming	120,000		3.56	11/06/2013	—		—
	265,000		5.09	11/03/2009	—		—
	100,000		11.73	9/15/2015	—		—
					64,684	(2)	1,293,680
	—		—	—	10,352	(3)	207,040
					7,618	(4)	152,360
	—		—	—	160,000	(5)	3,200,000
		250,000	33.31	1/16/15

Robert A. Cascella	150,000		1.92	9/17/2013	—		—
	120,000		3.56	11/06/2013	—		—
	140,000		4.75	9/23/2009	—		—
					21,562	(2)	431,240
	—		—	—	7,246	(3)	144,920
					35,806	(4)	716,120
	—		—	—	60,000	(5)	1,200,000
		90,000	33.31	1/16/15

Glenn P. Muir	300,000		2.38	9/17/2012			—
	200,000		2.57	11/13/2011	—		—
	280,000		3.56	11/06/2013	—		—
	50,000		4.75	9/23/2009	—		—
	140,000		5.09	11/03/2009	—		—
	60,000		11.73	9/15/2015	—		—
					21,562	(2)	431,240
	—		—	—	6,212	(3)	124,240
					4,572	(4)	91,440
	—		—	—	40,000	(5)	800,000
		140,000	33.31	1/16/15

Patrick J. Sullivan	147,920		8.23	8/31/2009	—		—
	147,454		15.81	8/31/2009	—		—
	225,252		18.46	8/31/2009	—		—
	148,322		18.32	8/31/2009	—		—

Peter K. Soltani	20,000		13.86	10/31/2015	—		—
	8,000		23.91	2/28/2016	—		—
	—		—	—	1,066	(4)	21,320
	—		—	—	16,000	(5)	320,000
		22,000	33.31	1/16/15

Jay A. Stein	10,000		2.38	9/17/2012	—		—
	40,000		3.56	11/06/2013	—		—
	—		—	—	3,048	(4)	60,960
	—				16,000	(5)	320,000
		22,000	33.31	1/16/15

(1)	Based upon the closing price of $20, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 26, 2008, the last trading day for our Common Stock in fiscal year 2008.
(2)	These RSUs held by Messrs. Cumming, Cascella and Muir fully vested on December 31, 2008.
(3)	These RSUs held by Messrs. Cumming, Cascella and Muir fully vest on the third anniversary of the grant date of October 30, 2006.
(4)	These RSUs were granted on October 22, 2007 and fully vest on October 22, 2010.
(5)	These RSUs were granted on January 16, 2008 and fully vest on January 16, 2011.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
John W. Cumming	—	—
Robert A. Cascella	100,000	2,809,905
Glenn P. Muir	50,832	1,371,478
Patrick J. Sullivan	2,680,046	51,559,692	47,582	1,009,734
Peter K. Soltani	—	—	1,450	47,582
Jay A. Stein	—	—	4,140	135,854

(1)	All shares amounts have been adjusted where appropriate to reflect the 2:1 stock split effected April 2, 2008.
(2)	Value realized is calculated based on the difference between the closing market price of our Common Stock on the date of exercise and the exercise price.

Change of Control/Severance Payments:

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL

Name	Potential Payment on Change of Control ($)	Payment on 1st Anniversary of Change of Control ($)	Accelerated Vesting of Company SERP Contributions ($) (1)	Share Awards ($) (2)	Outplacement ($)	Health and Welfare Benefits ($) (3)	Total ($)
John W. Cumming	8,325,000	2,775,000	524,000	3,407,040	25,000	29,000	15,085,040
Robert A. Cascella	4,950,000	1,650,000	374,000	1,344,920	25,000	29,000	8,372,920
Glenn P. Muir	4,050,000	1,350,000	324,000	924,240	25,000	29,000	6,702,240
Jay A. Stein	2,475,000	825,000	110,600	320,000	25,000	29,000	3,784,600
Peter K. Soltani	443,750	N/A	109,860	341,320	N/A	29,000	923,930

(1)	Under the terms of our SERP (see discussion below), employer contributions to the SERP are fully vested in the event of a change of control.
(2)	Assumes a change of control price of $20, which was the closing market price on the Nasdaq Global Select Market of our Common Stock on September 26, 2008, the last trading day for our Common Stock in fiscal year 2008.
(3)	Includes medical and dental benefits.

The terms and conditions of our change of control agreements with Messrs. Cumming, Cascella, Muir, Stein and Soltani are discussed above under “Compensation Discussion and Analysis.”

Severance Payments

The terms and conditions of our severance and retention agreements with Messrs. Cumming, Cascella, Muir, Stein and Soltani are discussed above under “Compensation Discussion and Analysis.”

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate/ Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John W. Cumming	—	275,000	(112,653)	—	603,156
Robert A. Cascella	300,000	200,000	(145,557)	—	808,952
Glenn P. Muir	492,750	175,000	(224,373)	—	1,071,283
Patrick J. Sullivan	—	—	—	—	—
Jay A. Stein	104,412	110,000	(9,922)	—	195,490
Peter K. Soltani	84,944	75,000	(23,703)	—	158,245

(1)	These contributions were determined and paid in fiscal 2009 for contributions by the Named Executive Officers in fiscal 2008.

Effective as of March 15, 2006, we adopted a Supplemental Executive Retirement Plan (the “SERP”), to provide non-qualified retirement benefits to a select group of our senior management and highly compensated employees including the Named Executive Officers. The SERP is a deferred compensation plan that permits the Named Executive Officers to elect to contribute up to 75% of their annual base salary and 100% of their annual bonus to their SERP. In addition, we have the discretion to make annual discretionary contributions on behalf of participants in the SERP. Contributions made by us are subject to a three year vesting schedule, such that each contribution is one-third vested each year and are fully-vested three years after the contribution is made. Our contributions become fully vested upon death or disability of the participant or a change of control. Voluntary contributions made by the Named Executive Officer are 100% vested.

A separate SERP account is established for each Named Executive Officer and each account will be credited with earnings, if any, based on the performance of mutual funds in which the account is invested. The obligations under the SERP will be our general unsecured obligations to pay money in the future. We established a rabbi-trust as a source of funds which can satisfy the obligations under the SERP. The Named Executive Officers have no rights to any assets held by the rabbi-trust, except as general creditors. The Named Executive Officers’ rights to any amounts credited to his SERP account may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Named Executive Officer and may also pass upon his/her death pursuant to a beneficiary designation in accordance with the terms of the SERP.

A Named Executive Officer is entitled to his SERP benefits upon the earlier of his normal retirement date (as defined in the SERP) or termination of his employment. SERP benefits will be equal to the total of the following: the Named Executive Officer’s deferrals and the vested portion of our discretionary contributions, plus earnings thereon. SERP benefits are paid in lump sum, or at the Named Executive Officer’s election, in annual installments for a period of up to fifteen years. Distributions of SERP benefits will be made on or about January 15th immediately following the earlier of the Named Executive Officer’s normal retirement date or termination of employment, or, if later, forty-five days following the earlier of his/her normal retirement date or termination of employment. In certain instances, the Code requires that distribution not be made to a Named Executive Officer until six months after his/her separation from service. The Named Executive Officer may also elect to receive a portion of his/her deferrals while continuing to be employed by us, subject to making an election at the time that he/she elects to make a contribution to the SERP. A Named Executive Officer may also receive a distribution if he/she suffers an unforeseeable emergency in accordance with the Code.

COMPENSATION OF DIRECTORS

The following table sets forth the compensation for fiscal year ended September 27, 2008 for our directors who were serving as such as of September 27, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Sally Crawford	116,225	209,598	343,823
David LaVance, Jr.	131,725	326,602	460,952
Nancy Leaming	128,725	348,943	477,793
Daniel Levangie	95,000	209,598	319,598
Lawrence Levy	121,125	518,018	638,268
William McDaniel	112,600	209,598	337,198
Elaine Ullian	95,100	209,598	304,698
Wayne Wilson	116,110	209,598	340,698

(1)	Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the compensation costs we recognized in fiscal year 2008 in accordance with SFAS No. 123R. The assumption used to calculate the value of options are set forth under Note 2 “Summary of Significant Accounting Policies—Stock-Based Compensation” of our consolidated financial statements included in our annual report on Form 10K for the year ended September 27, 2008.

Cash Compensation. During fiscal 2008, each non-employee director was entitled to receive the following cash compensation:

•	Annual Payments.

•	An annual cash payment of $60,000, payable $15,000 per quarter.

•

For the first three quarters of fiscal 2008, an additional annual cash payment of $7,500, payable $1,875 per quarter, for the chairperson of each of the Compensation Committee, Corporate Development Committee, Nominating and Corporate Governance Committee and Audit Committee.

•

Beginning with the fourth quarter of fiscal 2008, the annual cash payment for the chairperson of the Audit Committee increased to $20,000, payable $5,000 per quarter and the annual cash payment for the chairperson of each of the Compensation Committee, Corporate Development Committee and Nominating and Corporate Governance Committee increased to $12,000, payable $3,000 quarterly.

•

Beginning with the fourth quarter of fiscal 2008, an additional $30,000 annual cash payment to the Lead Independent Director, provided that if the Lead Independent Director also serves as the chairperson of one of the Company’s committees, the Lead Independent Director shall not receive the annual retainer for service as a chairperson of such committee.

•	Board Meeting Fees.

•	$2,500 for each meeting of the Board at which the non-employee director was physically present.

•	$1,000 for each meeting of the Board at which the non-employee director participated by telephone.

•	Committee Meeting Fees.

•

$2,500 for each meeting of the Audit Committee, Nominating Committee, Compensation Committee, Corporate Governance Committee and Corporate Development Committee at which the non-employee director was physically present, if the meeting was held on a day other than the day of a meeting of the Board and $600 if held on the same day as the meeting of the Board, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board.

•	$1,000 for each meeting of a committee of the Board at which the non-employee director participated by telephone.

Option Awards in Connection with the Cytyc Transaction. In connection with our business combination transaction with Cytyc, we granted each continuing Cytyc director who, at the effective time of the Cytyc transaction, became one of our non-employee directors as well as each of our non-employee directors who, following the effective time of the Cytyc transaction, continued as one of our non-employee directors, an option to purchase 100,000 shares of our Common Stock pursuant to the terms of our 1999 Equity Incentive Plan. Accordingly, on October 22, 2007, each of Messrs. Levy, LaVance, Levangie, McDaniel and Wilson, Ms. Leaming, Ms. Crawford and Ms. Ullian each received an option to purchase 100,000 shares of our Common Stock, at an exercise price of $32.82. These options became exercisable in 20% installments beginning on January 1, 2008, and on January 1 of each year thereafter, until such option becomes fully exercisable on January 1 of the fifth year following the grant date. All option grant amounts and exercise prices presented in this paragraph reflect the effect of our 2:1 stock split effected on April 2, 2008.

Option Awards to Directors. On June 23, 2008, the Compensation Committee amended our compensation program for independent directors and in so doing modified the equity compensation awards to be granted to our independent directors. Under this new arrangement, each independent director will, as of the date the director is first elected to the Board, receive an automatic equity compensation award having a value of $350,000 (as determined under generally accepted accounting principles) as of the date the director is first elected to the Board. Of this initial equity compensation award, $175,000 will consist of restricted stock units of the Company and $175,000 will consist of options to purchase common stock of the Company. The restricted stock units and the options will vest over a three-year period and the options will have a term of seven years. In addition, each independent director will, on January 1 of each year, receive an annual equity compensation grant having a value of $175,000 (as determined under generally accepted accounting principles) on the date of the award grant consisting of 50% restricted stock units and 50% options to purchase common stock of the Company. The restricted stock units and options will vest over a one-year period. In January 2009, each of our independent directors first received these annual equity compensation grants.

Agreements with New Directors in Connection with the Cytyc Transaction. In connection with our business combination transaction with Cytyc, Patrick J. Sullivan, the former chairman, chief executive officer and president of Cytyc was appointed one of our directors, we agreed to employ him as one of our executive officers and we entered into an Amended and Restated Retention and Severance Agreement (the “Sullivan Retention Agreement”) and an Amended and Restated Change of Control Agreement (the “Sullivan Change of Control Agreement”) with him. The Sullivan Retention Agreement and the Sullivan Change of Control Agreement are each described above under “Compensation Disclosure and Analysis.”

In connection with the Cytyc transaction, Daniel J. Levangie, a director and former executive vice president of Cytyc and president of Cytyc Surgical Products, became one of our directors, and we entered into a Separation and Release Agreement with him, dated October 22, 2007, in connection with the termination of Mr. Levangie’s employment with Cytyc immediately prior to the effective time of the Cytyc transaction (the “Levangie Separation and Release Agreement”). Pursuant to the Levangie Separation and Release Agreement, we and Cytyc agreed to pay Mr. Levangie a severance payment equal to $3,840,644, which includes amounts due to Mr. Levangie under his prior change of control agreement with Cytyc and a severance and retention agreement entered into with us in connection with the Cytyc transaction. We have also agreed to pay Mr. Levangie’s COBRA continuation premiums for 18 months following termination.

In connection with our business combination transaction with Cytyc, we also entered into indemnification agreements with each of Mr. Sullivan, Mr. Levangie, Ms. Crawford, Mr. McDaniel, Mr. Wilson and Ms. Ullian, former Cytyc directors who became directors of ours as of the consummation of the business combination.

Separation and Release Agreement with Mr. Sullivan. On May 18, 2008, Mr. Sullivan tendered his resignation as an officer and director of the Company effective May 20, 2008. Mr. Sullivan was not serving on any committees of the Board of Directors at the time he tendered his resignation. In connection with Mr. Sullivan’s resignation, the company and Mr. Sullivan entered into a separation and release agreement dated as of May 20, 2008. This agreement required the company to pay Mr. Sullivan a lump sum of $4,270,883.33, and to continue to pay Mr. Sullivan’s premiums for COBRA continuation coverage under the company’s group medical plan for eighteen months following the effective date of the separation. In addition, this agreement provided for full vesting of the 45,710 restricted stock units granted to Mr. Sullivan pursuant to the retention agreement described above and that Mr. Sullivan’s options to purchase shares of the company’s Common Stock, all of which were fully vested, would be extended so as to remain exercisable until August 31, 2009. The payments under this agreement provided Mr. Sullivan with substantially the same compensation as Mr. Sullivan otherwise would have received under the retention agreement described above had Mr. Sullivan remained employed by the company through the end of our 2009 fiscal year.

Resignations of Messrs. McDaniel and Levangie. On December 8, 2008 each of C. William McDaniel and Daniel Levangie tendered their resignation as members of the Board of Directors of the Company.

CERTAIN TRANSACTIONS WITH DIRECTORS AND OFFICERS

John W. Cumming. In fiscal 2008, we paid Mr. Cumming’s wife cash compensation in the aggregate amount of approximately $275,512, consisting of a salary of $180,512 and a bonus of $95,000 and awarded her options to purchase 12,000 shares of our common stock and 4,000 restricted stock units for services rendered to our company in her capacity as our Vice President of Marketing.

Transactions with Directors. In connection with our business combination transaction with Cytyc, we entered into certain agreements with our new directors and also granted some benefits to those of our directors who continue to serve as our directors following our business combination transaction with Cytyc and those that no longer serve as our directors, as more fully described under – Compensation to Directors.

Review, Ratification and Approval. Our Audit Committee reviews and approves related party transactions (unless such review and approval has been delegated to another committee consisting solely of independent directors).

PROPOSAL NO. 2

ADOPTION OF OPTION EXCHANGE PROGRAM

Introduction

The Board of Directors has determined that it would be in the best interest of the company and our stockholders to implement a one-time stock option exchange program, as described below in detail, subject to the approval of our stockholders (the “Option Exchange Program”). The Option Exchange Program would permit employees of the company (other than any named executive officer or director of the company) at the time the exchange program is implemented (collectively, the “Eligible Employees”) to exchange their outstanding options issued on January 16, 2008 at an exercise price per share of $33.31 under our Second Amended and Restated 1999 Equity Incentive Plan (the “Eligible Options” and the “1999 Plan”) for a lesser number of new options to be granted under our 2008 Equity Incentive Plan (the “New Options” and the “2008 Plan”), with such number of New Options issuable upon exchange calculated pursuant to an exchange ratio as described below. The New Options would have an exercise price not less than 110% of the closing sales price of our common stock as quoted by NASDAQ on the date of the new grant. Stockholder approval of the Option Exchange Program is required pursuant to the 1999 Plan that makes approval a prerequisite to the amendment or modification of any award for the purposes of repricing, replacing or regranting such award.

Historically, our compensation philosophy has been focused on attracting, retaining and motivating employees using an appropriate mix and various levels of cash and short-term and long-term equity compensation. Our use of stock options as a meaningful component of long-term equity compensation was effectively curtailed in fiscal year 2006 when we were required to adopt Statement of Financial Accounting Standards No. 123(R) requiring the expensing of stock options granted to employees based upon a determination of the fair value of any options granted as of the date of their grant. Following the consummation of our transformational business combination transaction with Cytyc in October 2007, which more than doubled the size of the company, we returned to the use of stock options as a significant component of long-term equity compensation to aid in the motivation and retention of key employees. This decision was intended to help us achieve our post-business combination objectives and to provide long-term incentives that further aligned the interests of our employees with those of our stockholders. To that end, we made substantial equity grants, including the Eligible Options, in January 2008 to our employees consisting of an annual award for fiscal year 2008 and a one-time “sign-on” award. The specifics of the January 2008 equity grant are described in more detail above under “Compensation Discussion and Analysis.”

The decline in our stock price since the Eligible Options were granted has posed a major challenge to our goal of motivating and retaining key employees who joined the company following our business combination transaction with Cytyc as well as our own employees upon whom the company and stockholders rely to help move the company forward in these challenging economic times. The trading price of our common stock has not exceeded the $33.31 per share exercise price of the Eligible Options since February 5, 2008. As a result, we believe that the Eligible Options are no longer capable of serving the dual purposes for which they were granted, namely insuring the motivation and retention of key employees following our business combination transaction with Cytyc and providing long-term incentives for future performance.

The Option Exchange Program has been designed to reinstate, as of a current date, the motivational and retention value of the Eligible Options while balancing the interests of optionees and stockholders. The program will offer Eligible Employees an opportunity to exchange their Eligible Options for New Options at a per share exercise price equal to not less than 110% of the closing sales price of our common stock as quoted by NASDAQ on the date of the new grant. As of January     , 2009, approximately 72 Eligible Employees, holding approximately 820,000 Eligible Options in the aggregate would have been eligible to participate in the Option Exchange Program.

We have carefully designed the Option Exchange Program in order to incorporate certain market “best practices” so as to address what we consider to be the key concerns of stockholders. These include the following:

•	The company’s named executive officers and directors will not be eligible to exchange options as part of the Option Exchange Program.

•

The New Options will be granted with an exercise price equal to not less than 110% of the closing sales price of our common stock as quoted by NASDAQ on the date of the new grant, and as such will be “out-of-the-money” options on the date granted.

•	The exchange of Eligible Options under the Option Exchange Program will reduce the overall number of shares underlying outstanding options (“overhang”).

•	Only the approximately 820,000 options granted in January 2008 will be eligible for the Option Exchange Program.

•

The exchange ratio used to calculate the number of New Options to be issued upon the exchange of Eligible Options will be determined with the intention that each new stock option will have a value that is equal to the value (established in accordance with a generally accepted option valuation method) of the exchanged options.

•	The expiration date of each New Option will be identical to the expiration date of the Eligible Options.

•

Each New Option will be re-vested upon exchange, so that no portion of a New Option will vest until the first anniversary of the exchange, with 25% vesting on such anniversary and an additional 25% vesting on each anniversary thereafter.

•

Participation in the Option Exchange Program will be entirely at the election of Eligible Employees; any Eligible Employee who chooses not to participate will continue to hold his or her current stock options.

•	The exchange of options under the Option Exchange Program will be a non-taxable event for U.S. Federal income tax purposes.

•

The value-for-value exchange element of the Option Exchange Program is intended to avoid causing the company to recognize any additional compensation expense in connection with the issuance of the New Options or the cancellation of the Exchange Options.

Vote Required

The affirmative vote of a majority of shares present, in person or represented by proxy, and voting on the approval of the Option Exchange Program at our annual meeting is required to approve the Option Exchange Program. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the annual meeting. As a result, abstentions and broker “non-votes” will not have any effect on the proposal to approve the Option Exchange Program.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the Option Exchange Program.

Description of Option Exchange Program

How Will Eligible Employees Be Offered the Opportunity to Exchange Options?

Under the proposed Option Exchange Program, Eligible Employees will be given the opportunity to exchange their Eligible Options for new stock options representing the right to purchase a lesser number of shares at a per share exercise price equal to not less than 110% of the closing sales price of our common stock as quoted by NASDAQ on the date the New Options are granted.

If the Option Exchange Program is approved by the stockholders, the Compensation Committee of the Board of Directors will determine whether and when to initiate or terminate the Option Exchange Program or any exchange offer made to implement the Option Exchange Program. The Option Exchange Program will be implemented by an exchange offer upon the terms and subject to the conditions set forth in “tender offer” documents and related materials, which are currently expected to be filed with the Securities and Exchange Commission and distributed to all Eligible Employees no later than April 2009. Eligible Employees will be given a period of at least 20 business days in which to accept an offer to exchange Eligible Options for New Options. For those Eligible Employees who accept the offer, their Eligible Options will be cancelled immediately upon expiration of the offer period and New Options will be granted and option documents distributed promptly thereafter. The Option Exchange Program and any exchange offer thereunder may be commenced, if at all, and terminated at the discretion of the Compensation Committee. In no event may more than one offer to exchange be made for any outstanding option.

Participation in the Option Exchange Program will be voluntary. Because there is no assurance that any profit realized on a New Option issued under the Option Exchange Program will be greater than the profit that the Eligible Employee would have realized had he or she retained his or her Eligible Options and not exchanged them in the Option Exchange Program, there is no way for the company to predict how many Eligible Employees will participate or how many Eligible Options will be tendered.

Who is Eligible to Participate in the Exchange?

The Option Exchange Program will only be open to Eligible Employees (employees of the company, other than any named executive officer or director of the company, at the time the exchange program is implemented) who hold Eligible Options (as defined above and described in the next paragraph). As of January     , 2009, approximately 72 Eligible Employees, holding approximately 820,000 Eligible Options in the aggregate would have been eligible to participate in the Option Exchange Program.

What Outstanding Options are Eligible to be Exchanged?

The options eligible for exchange under any exchange offer made pursuant to the Option Exchange Program will be the outstanding stock options granted to Eligible Employees by the company under the 1999 Plan on January 16, 2008.

How Will the Exchange Ratio Be Established?

The Option Exchange Program is not a one-for-one exchange. Eligible Employees surrendering Eligible Options will receive New Options covering a lesser number of shares than are covered by the exchanged options. The number of Eligible Options that are surrendered in the exchange in order to receive one share underlying a New Option is referred to as the “exchange ratio”. The proposed exchange ratio for a surrendered option, will be determined based on the original exercise price of the surrendered option, with the result rounded to the nearest whole number. We intend to use an exchange ratio that will result in the issuance of New Options having a fair value for financial accounting purposes approximately equal to the fair value for financial accounting purposes of the Eligible Options surrendered in the exchange and thereby not resulting in any additional compensation expense to the company in connection with the issuance of the New Options or the cancellation of the Exchange Options. For illustrative purposes only, based upon the closing price of our common stock of $13.00 on January 2, 2009, we have calculated an exchange ratio equal to 2.12-for-1 based upon the assumptions and various calculations, described in more detail below. As a result, if this exchange ratio were utilized in the Option Exchange Program, Eligible Employees would be given the opportunity to exchange 2.12 Eligible Options with an exercise price per share equal to $33.31 for 1 New Option with an exercise price equal to not less than 110% of the closing sales price of our common stock as quoted by NASDAQ on the date the New Options are granted. We calculated the fair value of the Eligible Options using the Cox-Ross-Rubinstein binomial option valuation model. For the purposes of this calculation we used the following factors:

•	An original exercise price for each Eligible Option of $33.31;

•	An assumed value of one share of our common stock of $13.00, based upon the closing price of our common stock of $13.00 on January 2, 2009;

•	An exercise price for each New Option of $14.30, or 110% of the $13.00 per share assumed value;

•	An expected volatility of our common stock of 46.06%;

•	An expected option life of between 5.30 and 5.55 years;

•	Risk free rate of between 1.61 and 1.66%; and

•	No expected dividends.

We then calculated the exchange ratio set forth above based on the Cox-Ross-Rubinstein binomial valuation model as applied to the value of each Eligible Option as compared to the value of each New Option to be issued in the Option Exchange Program.

The conversion ratio set forth above is presented for illustrative purposes only and is based on assumptions that may change. Our Compensation Committee will retain the discretion to adjust the exchange ratio to reflect the market price of our common stock and any other appropriate adjustments to the assumptions underlying the calculation preceding the commencement of the Option Exchange Program. If our Compensation Committee does adjust the exchange ratio, it will do so with the intent of causing the offer to exchange to result in the issuance of New Options having a fair value approximating the fair value of the stock options surrendered, determined using the comparable valuation methodologies as were used to determine the exchange ratio set forth above in this proposal.

What is the Exercise Price of New Options?

Each New Option issued pursuant to the Option Exchange Program will have an exercise price equal to not less than 110% of the closing sales price of our common stock as quoted by NASDAQ on the date the New Options are granted.

Over What Period Will the New Options Vest?

The New Options will become exercisable over a period of four years with 25% vesting on the first anniversary of the grant date of a New Option and 25% vesting on each anniversary thereafter.

What is the Term of the New Options?

Each new option will have the same expiration date (January 15, 2015) as the Eligible Options tendered for exchange.

What are the Other Terms and Conditions of the New Options?

The other terms and conditions of each new option will be substantially similar to those of the tendered option it replaces. Each new option will be granted pursuant to and governed according to the terms the 2008 Plan.

Will the Exchange Program Result in a Reduction of Overhang?

Yes. The proposed Option Exchange Program is designed to help reduce the company’s existing overhang and the potential dilutive effect on stockholders. Any Eligible Options exchanged pursuant to the Option Exchange Program will no longer be available for future issuance by the company.

New Plan Benefits

The benefits that will be received by or allocated to Eligible Employees under the Option Exchange Program are not currently determinable because the exchange ratio has not been definitively established.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the Option Exchange Program. A more detailed summary of the applicable tax considerations to Eligible Employees will be provided in the offer to exchange. The tax consequences of the program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the program under all applicable laws prior to participating in the program. We believe the exchange of Eligible Options for New Options pursuant to the program should be treated as a non-taxable exchange and neither we nor any Eligible Employee should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences described in the preceding sentences.

Potential Modification to Terms of Option Exchange Program to Comply with Governmental Requirements

The terms of the Option Exchange Program will be described in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the program to comply with comments from the SEC. Changes in the terms of the program may also be required for tax purposes for Eligible Employees in the United States as the tax treatment of the program is not entirely certain. In addition, we intend to make the program available to our employees who are located in certain countries outside of the U.S. where permitted by local law and where we determine it is feasible and practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Compensation Committee will retain the discretion to make any such necessary or desirable changes to the terms of the program for purposes of complying with comments from the SEC or optimizing the U.S. or foreign tax consequences.

Financial Accounting Consequences

Effective January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Statement No. 123 (Revised), “Share-Based Payment,” (“SFAS 123(R )”) for our share-based compensation plans. Under SFAS 123(R), to the extent the fair value of each New Option granted pursuant to the Option Exchange Program exceeds the fair value of the Eligible Option surrendered, such excess is considered incremental compensation. This excess, in addition to any remaining unrecognized expense for the Eligible Options surrendered in exchange for New Options, will be recognized by the Company as an expense for compensation. This expense will be recognized ratably over the vesting period of the New Options in accordance with the requirements of SFAS 123(R). In the event that any awards of New Options are forfeited prior to their vesting due to termination of an employee’s service, the compensation cost related to the forfeited stock options will not be recognized. Notwithstanding the foregoing, the use of the exchange ratio in the Option Exchange Program is intended to result in the issuance of New Options having a fair value for financial accounting purposes approximately equal to the fair value for financial accounting purposes of the Eligible Options surrendered in the exchange and thereby not resulting in any significant, if any, compensation expense to the company in connection with the issuance of the New Options or the cancellation of the Exchange Options.

Effect on Stockholders

We are unable to predict the precise impact of the Option Exchange Program on our stockholders because we are unable to predict how many or which eligible Eligible Employees will exchange their Eligible Options. The program was designed in aggregate to be substantially value neutral to our stockholders and to reduce the dilution in ownership from outstanding equity awards. For illustrative purposes only, the following table summarizes the effect of the program, assuming all Eligible Options were exchanged, as of January     , 2009 based upon the 2.12-for-1 conversion ratio set forth above. As further noted above, the exchange ratio used is subject to adjustment based upon the value of our common stock and any appropriate changes to our assumptions at the time the Exchange Offer is made:

	Prior to the Exchange:	Following the Exchange:
Shares of Common Stock Outstanding (as of January 5, 2009)	256,423,426	256,423,426
Shares Covered by All Outstanding Options (including options held by all employees, executive officers and directors)	17,128,695	16,695,488
Shares Covered by All Outstanding Full Value Awards (that is, outstanding restricted stock units and unvested restricted stock awards)	3,147,968	3,147,968
Options Eligible to be Exchanged Pursuant to the Option Exchange Program.	820,000	0
Shares Available for Future Award Grants Under the 2008 Plan*	15,388,499	15,001,707
Total New Options to be issued	0	386,792

*	The 2008 Plan is the only stock option or equity plan from which the Company currently may grant equity-based awards.

If you are both a stockholder and an Eligible Employee holding Eligible Options, please note that voting to approve the Option Exchange Program does not constitute an election to participate in the program.

PROPOSAL NO. 3

TO ADJOURN THE HOLOGIC ANNUAL MEETING

Our stockholders are being asked to consider and act upon a proposal to approve an adjournment of the annual meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of each of the proposals to elect nine (9) directors and to approve the Option Exchange Program.

If a quorum is not present at the annual meeting, our stockholders may be asked to vote on the proposal to adjourn the annual meeting to solicit additional proxies. If a quorum is present at the annual meeting, but there are not sufficient votes at the time of the annual meeting to approve one or more of the proposals, our stockholders may also be asked to vote on the proposal to approve the adjournment of the annual meeting to permit further solicitation of proxies in favor of the other proposals.

If the adjournment proposal is submitted for a vote at the annual meeting, and if our stockholders vote to approve the adjournment proposal, the meeting will be adjourned to enable our Board to solicit additional proxies in favor of one or more proposals. If the adjournment proposal is approved, and the annual meeting is adjourned, our Board will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the annual meeting, including the solicitation of proxies from stockholders that have previously voted against the relevant proposal. Among other things, approval of the adjournment proposal could mean that, even though we may have received proxies representing a sufficient number of votes against a proposal to defeat it, our management could present the adjournment proposal for a vote of our stockholders and thereby cause the annual meeting to be adjourned without a vote on the proposal and seek during that period to convince the holders of those shares to change their votes to vote in favor of the proposal.

Our Board believes that, if the number of shares of our Common Stock voting in favor of any of the proposals presented at the annual meeting is insufficient to approve a proposal, it is in the best interests of our stockholders to enable our Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

Vote Required

The proposal to adjourn the annual meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals requires the affirmative vote of a majority of votes cast in person or by proxy, whether or not a quorum is present at the annual meeting.

Recommendation of our Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” the adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of any of the proposals to be acted upon at the annual meeting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young, an independent registered public accounting firm, to audit consolidated financial statements for the fiscal year ending September 26, 2009. Ernst & Young has continuously served as our independent public accountants since June 24, 2002. A representative of Ernst & Young will be available during the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees billed to us by Ernst & Young for professional services rendered for the fiscal years ended September 27, 2008 and September 29, 2007:

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$5,312,689	$2,713,700
Audit-Related Fees	$407,200	$986,000
Tax Fees	$602,400	$484,500
All Other Fees	$2,110	$2,070

Total Fees	$6,324,399	$4,186,270

Audit Fees. Consists of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports or services normally provided by an independent registered public accounting firm. These include: statutory and regulatory filings or engagements, consents and other services related to filings with the SEC for the fiscal years ended September 27, 2008 and September 29, 2007, respectively. In fiscal 2008 and 2007, the audit fees also included Ernst & Young’s independent audit of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. Consists of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal 2008 and 2007, these services included due diligence and related activities in connection with various acquisitions during those fiscal years, consultation relating to certain accounting and reporting matters, and the audit of our 401(k) Savings and Investment Plan.

Tax Fees. Consists of aggregate fees billed for professional services for tax compliance, tax advice and tax planning. In fiscal 2008 and 2007, these services included assistance regarding federal, state and international tax preparation, planning and consultation.

All Other Fees. Consists of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

During fiscal 2008 and 2007, there were no other fees for any services not included in the above categories.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm, and has determined such services for fiscal 2008 and 2007 were compatible.

Audit Committee Policy on Pre-Approval of Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee meets with representatives of the Ernst & Young periodically, but no less than quarterly throughout the year. The Audit Committee reviews audit, non-audit and tax services rendered by and the performance of Ernst & Young, as well as fees charged by Ernst & Young for such services. In engaging Ernst & Young for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining Ernst & Young’s independence.

Report of Audit Committee of the Board of Directors

Pursuant to authority delegated by the Board, the Audit Committee is responsible for assisting the Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”). Our independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or GAAP or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors. The Audit Committee’s responsibilities are described in a written charter that was revised and approved by the Board on October 23, 2007. A copy of the Audit Committee’s current charter is publicly available on the Company’s website at www.hologic.com.

The Audit Committee met ten (10) times during fiscal 2008. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and our independent auditors, Ernst & Young. The Audit Committee discussed with Ernst & Young the overall scope and plans for its audits and the Committee regularly met with Ernst & Young without the presence of management. Ernst & Young has unrestricted access to the Audit Committee.

The Audit Committee reviewed our audited financial statements for the fiscal year ended September 27, 2008, and discussed them with both management and Ernst & Young. The Audit Committee also discussed with management and Ernst & Young the process used to support certifications by our Chief Executive Officer and our Chief Financial Officer, which are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

The Audit Committee also discussed with Ernst & Young the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance) and the Public Company Accounting Oversight Board rules and regulations, as currently in effect. Ernst & Young provided the Audit Committee with written disclosures and the letter required the applicable requirements of the Public Company Accounting Oversight Board (Independence Discussions with Audit Committees), as currently in effect, and the Audit Committee discussed with Ernst & Young its independence from our company.

When considering Ernst & Young’s independence, the Audit Committee considered whether its provision of services to our company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q was compatible with Ernst & Young maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by Ernst & Young, and approved the amount of all fees paid for such services.

Based on the review and discussions described above, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 27, 2008. The Audit Committee has also approved the selection of Ernst & Young as our independent auditors for the fiscal year ending September 26, 2009.

Respectfully Submitted by the

Audit Committee:

Nancy L. Leaming, Chairperson

David R. LaVance, Jr.

Lawrence M. Levy

Wayne Wilson

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as January XX, 2009 by: (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock; (2) each of our directors or nominees for director; (3) each of our executive officers named in the Summary Compensation Table on page 32; and (4) all of our directors, nominees for director and executive officers as a group. Unless otherwise indicated, the address for each beneficial owner is c/o Hologic, Inc., 35 Crosby Drive, Bedford, MA 01730.

Name and address of beneficial owner	Amount and nature of ownership (1)	Percentage of class (2)
HealthCor Associates, LLC	13,000,000	5.1%

John W. Cumming (3)	695,787	*

Glenn P. Muir (4)	1,440,626	*

David R. LaVance, Jr. (4)	64,000	*

Nancy L. Leaming (4)	80,000	*

Lawrence M. Levy (4)	96,000	*

Sally W. Crawford (4)	208,268	*

Wayne Wilson (4)	99,834	*

Elaine S. Ullian (4)	40,000	*

Robert A. Cascella (4)	470,860	*

Jay A. Stein (4)	387,066	*

Peter K. Soltani (4)	44,186	*

Patrick J. Sullivan (5)	805,883	*

All directors, nominees for director and executive officers as a group	4,432,510	1.8%

*	Less than one percent of the outstanding shares of our Common Stock.
(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.
(2)	Applicable percentage ownership as of January , 2009 is based upon 256,423,426 shares of our Common Stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our Common Stock subject to options currently exercisable or exercisable within 60 days after January 10, 2009 (“presently exercisable stock options”) are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Includes options to purchase 585,000 shares of Common Stock held by Mr. Cumming and options to purchase 12,400 shares of Common Stock held by Mr. Cumming’s wife which are exercisable within 60 days after January 10, 2009 and 1,708 shares of Common Stock held by Mr. Cumming’s wife. Mr. Cumming disclaims beneficial ownership with respect to all shares and options to purchase shares of Common Stock held by his wife.
(4)	Includes the following shares of Common Stock subject to options which are exercisable within 60 days after January 10, 2009; Mr. Muir – 1,058,000; Mr. LaVance – 64,000; Ms. Leaming – 80,000; Mr. Levy – 96,000; Ms. Crawford – 159,812; Mr. Wilson – 95,358; Ms. Ullian – 40,000; Mr. Cascella – 446,000; Dr. Stein – 58,800; Dr. Soltani 40,800; and all current directors, nominees for directors and executive officers as a group – 2,698,970.
(5)	Includes options to purchase 668,948 shares of Common Stock held by Mr. Sullivan which are exercisable within 60 days after January 10, 2009. On May 18, 2008, Mr. Sullivan tendered his resignation as an officer and director of the Company effective May 20, 2008. Share ownership figures reported are based on the last public filing on Form 4 made by Mr. Sullivan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely on our review of the copies of such filings received by us, with respect to the period ended September 27, 2008, Section 16(a) filing requirements were met except for the following late filings: Ms. Crawford filed two late reports covering a total of five late transactions; Mr. Doran filed one late report covering a total of two late transactions; Mr. Levangie filed two late reports covering a total of thirteen late transactions; Mr. Sullivan filed five late reports covering a total of thirty-four late transactions and Mr. Wilson filed one late report covering a total of six late transactions.

STOCKHOLDER PROPOSALS

Deadline for Submission of Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in our proxy materials for the 2010 annual meeting of stockholders must be received by us no later than September     , 2009. These proposals must also meet the other requirements of the rules of the SEC and our bylaws.

Our bylaws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at our annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our annual meeting of stockholders in 2010 must be received by our Secretary and with respect to proposals for the nomination of directors should be received by our Nominating and Corporate Governance Committee at 35 Crosby Drive, Bedford, MA 01730 not later than December 4, 2009 and must not have been received earlier than November 4, 2009 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such matters. The matters proposed to be brought before the meeting also must be proper matters for stockholder action. If a stockholder who wishes to present such a proposal fails to notify us within this time frame, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

Pursuant to our bylaws, the notice must set forth: (a) for each nominee (i) information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) written consent to be named in the proxy statement and serve as director if so elected; (b) a brief description of any proposed business including (i) the text of such proposal and any accompanying resolutions, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest held by the proposing stockholder or any beneficial owner on whose behalf the proposal is made; (c) proposing stockholder and/or beneficial owner information including, (i) name and address, (ii) the class and number of shares of capital stock held, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal with any of their affiliates or associates, and any others acting in concert with the foregoing, (iv) a description of any agreement, arrangement or understanding with respect to shares of our stock entered into by the date of such notice for the purposes of loss mitigation, risk management or derivation of benefit from share price changes and/or redistribution of voting power, (v) a representation that they are the holder of record, are entitled to vote, and intend to appear in person or by proxy and propose such business or nomination, (vi) a representation of intention to either deliver proxy statements to holders of the necessary percentage of shares or to solicit proxies in support of the proposal, and (vii) any other information relating to such stockholder and/or beneficial owner required to be disclosed in filings made in connection with solicitation of proxies pursuant to the Securities Exchange Act of 1934. The stockholder can alternatively satisfy the notice requirement by submitting proposals in compliance with SEC requirements and inclusion of such proposal within a proxy statement prepared by us. Compliance with our bylaws shall be the exclusive means for a stockholder to make nominations or submit other business to the annual meeting (other than matters properly brought in compliance with the rules of the Securities Exchange Act of 1934).

EXPENSES AND SOLICITATION

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Hologic may elect to engage outside professionals to assist it in the distribution and solicitation of proxies at a fee to be borne by Hologic. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

FINANCIAL MATTERS AND FORM 10-K REPORT

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 35 CROSBY DRIVE, BEDFORD, MA 01730. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE COMPANY’S INTERNET WEBSITE AT: http://www.hologic.com/investor.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 4, 2009: The Proxy Statement, the

Hologic Annual Report for the fiscal year ended September 27, 2008 and the

Proxy Card are available at www.hologic.com.

PROXY

HOLOGIC, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

March 4, 2009

HOLOGIC, INC.

35 Crosby Drive

Bedford, MA 01730

(781) 999-7300

The undersigned stockholder of HOLOGIC, INC., a Delaware corporation (the “Company”), acknowledges receipt of the notice of annual meeting of stockholders and Proxy Statement, dated January     , 2009 and hereby appoints John W. Cumming and Glenn P. Muir, each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of the Company to be held at 35 Crosby Drive, Bedford, Massachusetts 01730, on March 4, 2009 at 9:00 A.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Meeting in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

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TELEPHONE - Call toll free 1-800 PROXIES (1-800-776-9437) in the United States or 1-781-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

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INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

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IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Your may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM on Eastern Time the day before the meeting.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

The Board of Directors recommends a vote FOR the election of the nominees as directors and FOR Proposals No. 2 and 3. Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here. ☒.

Proposal 1. To consider and act upon the election of the nine (9) nominees identified in the accompanying proxy statement to serve as directors for the ensuing year:

☐ FOR all nominees listed below (except as indicated)	☐ WITHHOLD AUTHORITY to vote for all nominees	☐ WITHHOLD AUTHORITY for all except (see instructions below)

Nominees: John W. Cumming, Robert A. Cascella, David R. LaVance, Jr., Nancy L. Leaming, Lawrence M. Levy, Glenn P. Muir, Elaine S. Ullian, Sally W. Crawford, Wayne Wilson

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

Proposal 2. To consider and act upon a stock option exchange program for eligible employees

☐ FOR the Proposal to approve a stock option exchange program for eligible employees	☐ ☐	AGAINST WITHHOLD

Proposal 3. To consider and act upon the adjournment of the Annual Meeting

☐ If submitted to a vote of Hologic’s stockholders, to approve the adjournment of the annual meeting, including, if necessary, to solicit additional proxies in favor of the foregoing proposals, as described in the accompanying proxy statement	☐ ☐	AGAINST WITHHOLD

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1 and FOR Proposals No. 2 and 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY IN THE ENCLOSED ENVELOPE.

Dated , 2009

Name

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.